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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Sanchez Energy Corporation
(Name of Registrant as Specified In Its Charter)

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SANCHEZ ENERGY CORPORATION
1000 Main Street
Suite 3000
Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        To the Stockholders of Sanchez Energy Corporation:

        Notice is hereby given that the Annual Meeting of Stockholders of Sanchez Energy Corporation (the "Company," "we," "us" or "our") will be held at the Four Seasons Hotel Houston at 1300 Lamar Street, Houston, Texas 77010 in the Austin Room on Thursday, May 21, 2015, at 9:00 a.m., Central Time (the "Annual Meeting"). The Annual Meeting is being held for the following purposes:

          1.     To elect two Class III directors for a term of three years.

          2.     To amend the Company's Amended and Restated 2011 Long Term Incentive Compensation Plan (the "Plan") to increase the number of shares available for incentive awards under the Plan by 4,000,000 shares of common stock (the "Plan Amendment").

          3.     To hold an advisory vote to approve our executive compensation.

          4.     To hold an advisory vote on the frequency of future advisory votes on our executive compensation.

          5.     To ratify the selection of BDO USA, LLP as the Company's independent registered public accountants for 2015.

          6.     To transact such other business as may properly come before the Annual Meeting.

        These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on April 15, 2015.

YOUR VOTE IS IMPORTANT

        If you wish to vote your shares via the internet or telephone, please promptly follow the instructions on your proxy card so that your shares may be voted in accordance with your wishes and so we may have a quorum at the Annual Meeting. Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

Michael G. Long Secretary

Houston, Texas
April 24, 2015

i

ii

SANCHEZ ENERGY CORPORATION
1000 Main Street
Suite 3000
Houston, Texas 77002

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

        The Board of Directors (the "Board") of Sanchez Energy Corporation (the "Company," "we," "us" or "our") requests your Proxy ("Proxy") for the Annual Meeting of Stockholders (the "Annual Meeting") that will be held on Thursday, May 21, 2015, at 9:00 a.m., Central Time, at the Four Seasons Hotel Houston at 1300 Lamar Street, Houston, Texas 77010 in the Austin Room. By granting the Proxy, you authorize the persons named on the Proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares, to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

        If you attend the Annual Meeting, you may vote in person. If you would like to attend the Annual Meeting and vote in person, you may contact us at (713) 783-8000 for directions to the Annual Meeting. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper Proxy. You may revoke the Proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by telephone after the grant of the Proxy, or by signing and delivering to the Secretary of the Company a Proxy with a later date. Your attendance at the Annual Meeting will not revoke the Proxy unless you give written notice of revocation to the Secretary of the Company before the Proxy is exercised or unless you vote your shares in person at the Annual Meeting.

STOCKHOLDERS OF RECORD AND BENEFICIAL OWNERS

        Most of the Company's stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

        Stockholders of Record.    If your shares are registered directly in your name with the Company's transfer agent, you are considered the stockholder of record with respect to those shares, and this proxy statement (the "Proxy Statement") is being sent directly to you by our agent. As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting. The proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

        Beneficial Owners.    If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and this Proxy Statement will be forwarded to you by your broker or nominee. The broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote. The proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

QUORUM AND VOTING

        Voting Stock.    The Company's common stock, par value $0.01 per share, is the only class of securities that entitles holders to vote generally at meetings of the Company's stockholders. Each share of common stock outstanding on the record date is entitled to one vote.

        Record Date.    The record date for stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 15, 2015. As of the record date, 61,080,669 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

        Quorum and Adjournments.    The presence, in person or by Proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

        If a quorum is not present, the chairman of the Annual Meeting may adjourn the Annual Meeting from time to time to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting of stockholders at which a quorum is present, any business may be transacted that might have been transacted at the meeting of stockholders as originally notified. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment, a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

        Vote Required.    The Class III directors will be elected by the affirmative vote of the holders of a plurality of the shares present in person or by proxy at the Annual Meeting and entitled to be voted at the Annual Meeting. The vote to amend the Company's Amended and Restated 2011 Long Term Incentive Compensation Plan (the "Plan") to increase the number of shares available for incentive awards under the Plan by 4,000,000 shares of common stock (the "Plan Amendment"), the advisory vote to approve our executive compensation, the advisory vote on the frequency of future advisory votes on our executive compensation and ratification of the selection of the Company's auditors will require the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to be voted at the Annual Meeting. An automated system that Continental Stock Transfer & Trust Company ("Continental") administers will tabulate the votes.

        Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a "broker non-vote") on non-discretionary items absent instructions from the beneficial owner. Brokers do not have discretionary voting authority with respect to any matters to be voted on at the Annual Meeting except the ratification of the selection of the Company's auditors.

        Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. For purposes of the election of the Class III directors, withheld votes will be included in the number of shares voting and will have the effect of a vote against the election of a director; however, broker non-votes will not have any effect on the outcome of the director elections. For purposes of voting on the Plan Amendment, the advisory vote to approve our executive compensation and the advisory vote on the frequency of future advisory votes on our executive compensation, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal; however, broker non-votes will not have any effect on the outcome of voting for these proposals. For purposes of voting on the ratification of the selection of the Company's auditors, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal.

        Default Voting.    A Proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the Proxy. If you properly complete and submit a Proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

  •
  FOR the election of the Class III directors named in this Proxy Statement as the Board's nominees for election as directors.

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  FOR the Plan Amendment.

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  FOR the advisory vote to approve our executive compensation.

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  FOR a triennial say-on-pay vote.

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  FOR the ratification of the selection of BDO USA, LLP ("BDO") as the Company's auditors for 2015.

        If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted in accordance with the discretion of the holders of the Proxy. The Board knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

ITEM ONE.    ELECTION OF DIRECTORS

        The Board has nominated A. R. Sanchez, Jr. and Antonio R. Sanchez, III for election as Class III directors of the Company to serve for a three year term to expire in 2018 and until either they are re-elected or their respective successors are elected and qualified. Messrs. Sanchez, Jr. and Sanchez, III are currently serving as directors of the Company, and their biographical information is contained in the "Directors and Executive Officers" section below.

        The Board has no reason to believe that Messrs. Sanchez, Jr. and Sanchez, III will be unable or unwilling to serve if elected. If either Messrs. Sanchez, Jr. or Sanchez, III becomes unable or unwilling to accept nomination or election, the persons acting under the Proxy will vote for the election of a substitute nominee that the Board recommends.

        The Board unanimously recommends that stockholders vote FOR the election of Messrs. Sanchez, Jr. and Sanchez, III.

DIRECTORS AND EXECUTIVE OFFICERS

        As of the filing of the Proxy Statement with the Securities and Exchange Commission (the "SEC"), the Board and the executive officers of the Company are:

Name	Age	Position
A. R. Sanchez, Jr.	72	Executive Chairman of the Board
Antonio R. Sanchez, III	41	President, Chief Executive Officer and Director
Gilbert A. Garcia(1)	51	Director
Greg Colvin(1)	55	Director
Alan G. Jackson(1)	71	Director
Sean M. Maher(1)	41	Director
Michael G. Long(2)	62	Executive Vice President, Co-Chief Financial Officer and Secretary
G. Gleeson Van Riet(3)	46	Interim Co-Chief Financial Officer
Christopher D. Heinson	33	Senior Vice President and Chief Operating Officer
Kirsten A. Hink	48	Senior Vice President and Chief Accounting Officer

(1)
Member of the Nominating and Corporate Governance, the Audit and the Compensation Committees.

(2)
On March 9, 2015, the Company announced that Mr. Long plans to retire from the Company effective April 30, 2015.

(3)
Mr. Van Riet will be the Company's Interim Co-Chief Financial Officer until the resignation of Mr. Long becomes effective on April 30, 2015, and will then act as the Company's Interim Chief Financial Offer until Mr. Long's successor is appointed.

        The Board currently consists of six members. The directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Garcia and Maher are designated as a Class I directors, and their terms of office expire on the date of the Company's 2016 annual meeting of stockholders. Messrs. Colvin and Jackson are designated as Class II directors, and their terms of office expire on the date of the Company's 2017 annual meeting of stockholders. Messrs. Sanchez, Jr. and Sanchez, III are designated as Class III directors, and their terms of office expire on the date of the Company's 2015 annual meeting of stockholders.

        Set forth below is biographical information about each of the Company's directors, nominees for director and officers.

        A. R. Sanchez, Jr. has served as our Executive Chairman of the Board since November 2012. Mr. Sanchez, Jr. is the co-founder, Chief Executive Officer and Chairman of the Board of Directors of Sanchez Oil & Gas Corporation ("SOG"), a private oil and natural gas company founded in 1972 that engages in the exploration and development of oil and natural gas primarily in Texas and the onshore Gulf Coast areas on behalf of its affiliates. SOG is an affiliate of the Company. Mr. Sanchez, Jr. received his Bachelor of Arts and Doctor of Jurisprudence degrees from St. Mary's University in San Antonio, Texas. Mr. Sanchez, Jr. currently serves as director for the A. R. "Tony" and Maria J. Sanchez Family Foundation. He is also a director and stockholder of International Bancshares Corporation, a member of the Board of Visitors and Membership/Board Development Task Force at the University of Texas MD Anderson Cancer Center and a member of the Board of Trustees at Baylor College of Medicine. Because Mr. Sanchez, Jr. has over 40 years of experience in the oil and natural gas industry as well as a comprehensive understanding of oil and gas operations, we believe that Mr. Sanchez, Jr. is qualified to serve as a director of the Company. Mr. Sanchez, Jr. is the father of Mr. Sanchez, III, our President and Chief Executive Officer and member of the Board.

        Antonio R. Sanchez, III has served as our President and Chief Executive Officer since our formation in August 2011 and has been directly involved in the oil and gas industry for over 15 years. Mr. Sanchez, III served as our Chairman of the Board from August 2011 to November 2012 and continues to be a member of our Board. Mr. Sanchez, III is also the President of SOG, which he joined in October 2001, the President of SEP Management I, LLC ("SEP Management") and a Managing Director of Sanchez Energy Partners I, LP ("SEP I"). Each of SOG, SEP Management and SEP I (together with their affiliates (other than the Company), the "Sanchez Group") are affiliates of the Company. In his capacities as an officer of these members of the Sanchez Group, Mr. Sanchez, III manages all aspects of their daily operations, including exploration, production, engineering and land management. From 1997 to 1999, Mr. Sanchez, III was an investment banker specializing in mergers and acquisitions with J.P. Morgan Securities Inc. From 1999 to 2001, Mr. Sanchez, III worked in a variety of positions, including sales and marketing, product development and investor relations, at Zix Corporation, a publicly traded encryption technology company listed on the Nasdaq Global Market. Mr. Sanchez, III was a member of the board of directors of Zix Corporation from May 2003 until June 2014. He earned a Bachelor of Business Administration degree from Georgetown University with a concentration in accounting and finance and a minor in economics and a Master of Business Administration degree from the Harvard Business School. Mr. Sanchez, III has significant experience managing oil and gas operations and being a member of the board of directors of a publicly traded company as well as extensive knowledge of the energy industry. For these reasons, we believe that Mr. Sanchez, III is qualified to serve as a director of the Company. Mr. Sanchez, III is the son of Mr. Sanchez, Jr., our Executive Chairman of the Board.

        Gilbert A. Garcia, CFA has served as our director since December 2011 and is a Co-Chairperson of our Audit Committee and a member of our Compensation Committee and our Nominating and Corporate Governance Committee. Mr. Garcia is the Managing Partner of Garcia Hamilton & Associates, L.P., an institutional asset management firm, which he joined in 2002 and where he supervises all facets of the firm's investment decisions. Prior to joining Garcia Hamilton & Associates, L.P., Mr. Garcia worked at two other institutional asset management firms, Smith Graham & Company, where Mr. Garcia was most recently the Chief Investment Officer, and Cisneros Asset Management, where he was most recently President. Mr. Garcia started his professional career with Salomon Brothers specializing in mortgage-backed securities. Mr. Garcia received his Bachelor of Arts degree in Economics from Yale University. We believe that Mr. Garcia is well qualified to serve as a member of our Board. In addition to his professional experience, Mr. Garcia also has extensive experience serving in leadership positions of community organizations, including as the Chairman of the Metropolitan Transit Authority of Harris County, Texas. We believe that Mr. Garcia's executive experience, including through his service on community organizations, provides valuable financial and management experience that is critical to his ability to identify, understand and address the challenges and opportunities that we face as a public company.

        Greg Colvin has served as our director since March 2012 and is the Chairperson of our Compensation Committee and a member of our Nominating and Corporate Governance Committee and our Audit Committee. Mr. Colvin is the Managing Partner, Chief Operating Officer and Head of Investor Relations of Sankofa Capital, an investment management firm, which he co-founded in December 2011. From 2007 until he co-founded Sankofa Capital, Mr. Colvin worked as a Managing Partner at Bluffview Capital, LP, where he originated and raised capital for private equity and hedge fund clients. From 1997 to 2006, Mr. Colvin was a Managing Director of the Private Funds Group at Donaldson, Lufkin & Jenrette Securities Corp and Credit Suisse LLC. Mr. Colvin started his professional career with Stephens Inc. specializing in placing primary and secondary fixed income products to institutional investors. Mr. Colvin received his Bachelor of Science in Business Administration degree from the University of Arkansas. Mr. Colvin currently serves on the advisory board of the Sam M. Walton College of Business at the University of Arkansas. We believe that Mr. Colvin is well qualified to serve as a member of our Board. In addition to his extensive experience in leadership positions at large financial institutions, Mr. Colvin has a substantive understanding of the upstream oil and gas industry and a financial background that gives him the ability to understand and analyze our business and our opportunities.

        Alan G. Jackson has served as our director since November 2012 and is the Chairperson of our Nominating and Corporate Governance Committee and a member of our Audit Committee and our Compensation Committee. Mr. Jackson is the Senior Commercial Producer at IBC Insurance Agency, Ltd. ("IBC"). Mr. Jackson is the former co-owner of Inscorp, Inc., a leading commercial insurance agent/brokerage in South Texas, which was acquired by IBC in 2009. Mr. Jackson received his Bachelor of Business Administration degree from Texas A&M University at Kingsville, Texas and is a graduate of the University of Texas, McCombs School of Business' Management Development Program. We believe that Mr. Jackson is well qualified to serve as a member of our Board because of his experience working with many land and mineral owners and their representative brokers, bankers and attorneys and with many oil and gas operators, non-operators, investors, service companies and logistics carriers in the energy industry throughout South Texas, including the Eagle Ford Shale.

        Sean M. Maher has served as our director since November 2014 and is a Co-Chairperson of our Audit Committee and a member of our Compensation Committee and our Nominating and Corporate Governance Committee. Mr. Maher is the Senior Portfolio Manager of RCH Energy, an investment management firm, which he joined in June of 2008. From 2006 until joining RCH Energy, Mr. Maher was an Executive Director at Morgan Stanley and the Head of Master Limited Partnership and Integrated Natural Gas Research. From 2001 to 2006, Mr. Maher was a member of the Integrated Oils and Independent Refining Equity Research team for Morgan Stanley. From 1999 to 2001, Mr. Maher was an analyst in the Energy Investment Banking team at Morgan Stanley. Mr. Maher began his career at Morgan Stanley in 1997 within the Financial Reporting and Controllers Group that covered the Investment Banking business; including Mergers & Acquisitions, Equity Capital Markets, Debt Capital Markets and Private Equity. Mr. Maher received both his Bachelor of Business Administration in Finance and his Master of Business Administration in Finance and Accounting degrees from Saint Bonaventure University. We believe that Mr. Maher is well qualified to serve as a member of our Board.

        Michael G. Long has served as our Executive Vice President, Co-Chief Financial Officer and Secretary since March 2015. On March 9, 2015, the Company announced that Mr. Long plans to retire from the Company effective April 30, 2015. Mr. Long is expected to remain with the Company until April 30, 2015, and transition his responsibilities to Mr. Van Riet to ensure continuity while a thorough search to permanently fill this position is conducted. The Company also expects that Mr. Long will provide certain on-going post-retirement assistance as reasonably requested to assist in the transition of his responsibilities to Mr. Van Riet and his ultimate successor. Mr. Long was previously our Executive Vice President, Chief Financial Officer from January 2014 until March 2015, and he previously served as our Senior Vice President, Chief Financial Officer and Secretary from our formation in August 2011 to January 2014. Mr. Long is also the Executive Vice President, Chief Financial Officer and Secretary of SOG, which he joined in June 2008. Mr. Long has more than 30 years of experience in the energy industry and has served in various senior positions with private and public oil and gas companies. Prior to joining SOG, Mr. Long was the Chief Financial Officer and Executive Vice President for Edge Petroleum Corporation ("Edge"), an oil and gas exploration company, for 12 years until May 2008. Edge filed for Chapter 11 bankruptcy protection in October 2009. From 1996 to 1997, Mr. Long was the Vice President of Finance for W&T Offshore Incorporated. Mr. Long began his professional career as an economist for Amoco Corporation. He earned his Bachelor of Arts in Political Science and Master of Science in Economics degrees from the University of Illinois at Urbana.

        G. Gleeson Van Riet has served as our Interim Co-Chief Financial Officer since March 2015. Prior to Mr. Van Riet's appointment as Interim Co-Chief Financial Officer, he served as our Senior Vice President, Capital Markets and Investor Relations, a position he held since joining the Company in April 2013. Mr. Van Riet has over 20 years of mergers and acquisitions and financing experience for public and private companies. From 2012 until 2013, Mr. Van Riet worked at Excetus Partners LLC, a consulting firm advising private equity firms investing in the energy industry. From 2000 until 2011, he was based in London as an investment banker for Credit Suisse covering major global private equity firms investing across Europe, Africa and the Middle East. He began his career with Donaldson, Lufkin & Jenrette in Los Angeles before moving to London to build its European leveraged finance team. Mr. Van Riet graduated magna cum laude from the University of Pennsylvania with a dual Bachelor of Arts degree and Bachelor of Science degree and received his Master of Business Administration degree with Distinction from the Harvard Business School.

        Christopher D. Heinson has served as our Senior Vice President and Chief Operating Officer since March 2014. Mr. Heinson had served as the Company's interim Chief Operating Officer from January 2014 to March 2014. He joined the Company in March 2013 as the Senior Manager of Reservoir Engineering. Prior to joining the Company, Mr. Heinson had served as a Senior Development Planning Engineer for Occidental Petroleum Corporation's Williston Basin division from May 2011 to March 2013 and a Staff Reservoir Engineer for their Permian basin division from May 2007 to May 2011. Mr. Heinson received his Bachelor of Science in Petroleum Engineering degree from the University of Texas at Austin.

        Kirsten A. Hink has served as our Senior Vice President and Chief Accounting Officer since January 1, 2015, and she had previously served as our Vice President and Principal Accounting Officer since March 2012. Prior to joining us, Ms. Hink served as the Controller of Vanguard Natural Resources, LLC from January 2011 to February 2012, where she oversaw the company's financial reporting and accounting. From January 2010 to December 2010, she served as Assistant Controller of Mariner Energy, Inc. ("Mariner"), where she managed the revenue and production reporting as well as assisted with financial and bankruptcy reporting for the Edge properties that were acquired by Mariner. She served as the Chief Accounting Officer for Edge from July 2008 through December 2009 and the Vice President and Controller for Edge from October 2003 through July 2008, where she oversaw the preparation of Edge's financial statements. Prior to that time she served as Controller of Edge from December 31, 2000 to October 2003 and Assistant Controller of Edge from June 2000 to December 2000. Edge filed for Chapter 11 bankruptcy protection in October 2009. Before joining Edge, she served as Controller of Benz Energy Inc., an oil and gas exploration company, from June 1998 to June 2000. Ms. Hink received a Bachelor of Science in Accounting degree from Trinity University. Ms. Hink is a Certified Public Accountant in the State of Texas.

 COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        The purpose of this Compensation Discussion and Analysis is to describe the Compensation Committee's compensation philosophy and approach for the Company's Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers for 2014 (the "named executive officers"). The named executive officers for 2014 are as follows:

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  Antonio R. Sanchez, III—President and Chief Executive Officer

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  A.R. Sanchez, Jr.—Executive Chairman of the Board

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  Michael G. Long—Executive Vice President, Chief Financial Officer and Secretary

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  Christopher D. Heinson—Senior Vice President and Chief Operating Officer

  •
  Kirsten A. Hink—Vice President and Principal Accounting Officer

Background on Our Organizational Structure

        All of our executive officers are also employees of SOG and are compensated by SOG, subject to reimbursement by us to the extent provided for in the services agreement that we entered into with SOG at the end of fiscal 2011. Please read "Transactions with Related Persons." With respect to our executive officers' compensation for which the costs are allocated to us pursuant to the services agreement, SOG has responsibility and authority for such compensation, and our Board and/or Audit Committee are solely able to review, verify and dispute the reasonableness of such allocated costs pursuant to procedures set forth in the services agreement. Our Compensation Committee may assist the Board or the Audit Committee in reviewing the reasonableness of the compensation for which the costs are allocated to the Company pursuant to the services agreement. With the exception of grants under the Plan, the amounts reflected in the "Summary Compensation Table" below were subject to approvals by our Board and/or Audit Committee solely to the extent of their ability to review, verify and dispute the reasonableness of such amounts under the services agreement (with the assistance, if so requested by our Board and/or Audit Committee, of our Compensation Committee with respect to a review for reasonableness under the terms of the services agreement). The Board and/or Audit Committee reviewed and verified the reasonableness of the amounts reflected in the "Summary Compensation Table" below that were allocated to the Company by SOG pursuant to the services agreement. Awards under our Plan are made by our Board or Compensation Committee.

        For fiscal 2014, 2013 and 2012, pursuant to the terms of the services agreement, SOG allocated to us the costs related to the salaries, benefits, bonuses and any other amounts paid to our named executive officers based on the proportion of time that the named executive officers spent working on our matters relative to those of members of the Sanchez Group. While the exact proportion of time that our executive officers spend working on our matters relative to those of members of the Sanchez Group is expected to vary from year to year, we expect that each of our executive officers will spend approximately 75% - 90% of their time working on our matters and we expect the costs that SOG charges to us to reflect this allocation of time.

Executive Summary

Highlights of Our Performance in 2014

  •
  Record revenues of $666.1 million; an increase of 112% over the prior year.

  •
  Record production of 11,141 MBOE; an average of 30,523 BOE/D and an increase of 188% over the prior year.

  •
  2014 year-end proved reserves increased 129% over previous year-end to approximately 135 MMBOE.

  •
  Completed the acquisition of the Catarina asset from certain subsidiaries of Royal Dutch Shell, which doubled our acreage, production and reserves, increased and improved our inventory of future drilling locations, and added significant earnings and cash flow.

  •
  Net mark-to-market gains on commodity derivative contracts of $137.2 million, and a net fair value of derivative instruments of $123.3 million.

Compensation Highlights for 2014

        In light of our strong performance highlighted above, the following is a summary of key compensation actions taken by SOG and/or the Company for the named executive officers with respect to our 2014 performance:

  •
  Cash Bonus—Approved cash bonus awards for named executive officers based on the Company's and individuals' accomplishments.

  •
  Long-Term Equity Incentives—Approved grants of restricted stock vesting over three years based on the Company's and individuals' accomplishments.

        In addition to these compensation elements, the compensation program also includes other features that we believe are consistent with strong governance practices, including:

  •
  both SOG and we perform an annual risk assessment of our compensation program; and

  •
  our Compensation Committee has engaged an independent compensation consultant to advise it on executive compensation.

Our Compensation Philosophy

        SOG designs our executive compensation to attract and retain individuals with the background and skills necessary to successfully execute our business model in a demanding environment, to motivate those individuals to reach near-term and long-term goals in a way that aligns their interest with that of our stockholders, and to reward success in reaching such goals. We use a program emphasizing variable annual cash compensation and long-term equity-based compensation to reward for Company and individual performance achievements. We believe this pay-for-performance approach generally aligns the interests of executive officers who provide services to us with that of our stockholders, and at the same time enables us to maintain a lower level of base salary overhead in the event our operating and financial performance fail to meet expectations.

Role of Compensation Consultants

        Starting in late 2014, the Compensation Committee has engaged Meridian Compensation Partners, LLC ("Meridian") as its independent consultant with respect to compensation matters involving the Company's executive officers. Meridian reports directly to the Compensation Committee, which has authority under its charter to retain compensation consultants at the Company's expense, although its representatives may also meet with management from time to time. The Compensation Committee did not direct Meridian to perform its services in any particular manner or under any particular method. The Compensation Committee evaluates the compensation consultant annually to determine its independence, and the Compensation Committee has determined that no conflicts of interest exist with respect to Meridian's consulting services for 2014. Due to the limited time period that Meridian was engaged by the Compensation Committee in the 2014 year, the services that Meridian provided to the Compensation Committee were not a material factor in any compensation decisions made in the 2014 year. Going forward, the Compensation Committee expects that Meridian will assist it in creating a more formalized method of identifying appropriate peer groups and assessing whether the compensation program for our named executive officers is in line with that peer group.

Use of Market Data and Peer Comparisons

        As part of the compensation setting process for the 2014 year, SOG: (i) examined the compensation practices of our peer companies, (ii) reviewed compensation information from the oil and gas industry generally to the extent we compete for executive talent from a broader group than our general peer companies, (iii) reviewed and participated in relevant compensation surveys and (iv) relied on advice provided by our compensation consultant. However, SOG did not benchmark compensation to a specific peer group during the 2014 year, nor was a specific peer group compiled and used for any specific compensation decision. When we use the term "peer group" throughout the remainder of the compensation discussions, the term is used to refer generally to other companies that we estimate we are competing with for executive talent, rather than any specific group of companies that were used to benchmark compensation for the 2014 year.

        Historically, SOG has relied on energy industry compensation studies performed annually by Effective Compensation, Incorporated ("Effective") to assess and benchmark its compensation and benefits policies and practices with those of its peers. For our Board's and Audit Committee's review and verification of the allocated portion of our executive officers' compensation for fiscal 2014 (with the assistance of our Compensation Committee with respect to a review for reasonableness under the terms of the services agreement), our Board and our Compensation Committee also relied on (i) the 2014 energy industry compensation study performed by Effective and (ii) the advice and recommendations of Meridian.

        On a going forward basis, we expect that Meridian will assist the Compensation Committee with creating a more definitive peer group in order to compare our executive compensation program with that of appropriate competitors. The Compensation Committee does not currently expect to strictly benchmark our compensation program to any particular peer group, but it believes that targeting compensation within general ranges of the compensation levels at applicable peers will be beneficial to our ability to provide a competitive compensation program, and it will further assist us in recruiting and maintaining talented executive officers.

Role of Executive Officers

        Our Executive Chairman of the Board and our President and Chief Executive Officer annually review the performance of our named executive officers and make recommendations to the Compensation Committee regarding compensation.

Elements of Executive Compensation

        There are three primary elements of compensation that are used in our executive compensation program—base salary, cash bonus and long-term equity incentive awards. Cash bonuses and equity incentive awards (as opposed to base salary) represent the performance driven elements of the compensation program. They are also flexible in application and can be tailored to meet our objectives for the applicable year, as we do not currently have any policies regarding the allocation of compensation between either long- or short-term compensation, or cash and non-cash compensation. The determination of specific individuals' cash bonuses will reflect their relative contribution to achieving or exceeding annual goals, and the determination of specific individuals' long-term incentive awards will be based on their expected contribution in respect of longer term performance objectives. Incentive compensation in respect of services provided to us will not be tied in any material way to the performance of entities other than us and our subsidiaries. Specifically, any performance metrics will not be tied to the performance of SOG or any other members of the Sanchez Group.

        Although we bear an allocated portion of the costs of compensation and benefits provided to the SOG employees who serve as our named executive officers, we have no control over such costs, and we do not establish or direct the compensation policies or practices of SOG. Each of these executive officers continues to perform services for us, as well as for SOG and other members of the Sanchez Group.

        Base Salary.    We believe the base salaries for our named executive officers are generally competitive within our peer group, but are moderate relative to base salaries paid by companies with which we compete for similar executive talent across the broad spectrum of the energy industry. We do not expect automatic annual adjustments to be made to base salaries. SOG reviews the base salaries on an annual basis and may make adjustments as necessary to maintain a competitive executive compensation structure. As part of its review, SOG examines the compensation of executive officers in similar positions with similar responsibilities at peer companies identified by SOG or our Board or at companies within the oil and gas industry with which we generally compete for executive talent.

        Bonus Awards.    Annual bonus awards are discretionary and determined based on financial and individual performance. SOG reviews bonus awards for our named executive officers annually to determine award payments for the current fiscal year.

        Long Term Incentive Compensation.    We have adopted the Plan for our employees, officers, consultants and directors who perform services for us. Each of our named executive officers is eligible to participate in our Plan. The portion of that compensation to be granted under our Plan will be granted by our Board or Compensation Committee. Our Plan is administered by our Board or Compensation Committee.

        Our Plan allows for the grant of restricted shares, phantom shares, share options, share appreciation rights and other share-based awards. The purpose of awards under our Plan is to provide additional incentive compensation to employees providing services to us, and to align the economic interests of such employees with the interests of our stockholders. Our Plan currently limits the number of shares that may be delivered under the Plan to 15% of the issued and outstanding shares of the Company's common stock. However, if the Company's stockholders vote to approve the Plan Amendment in Item Two, the number of shares that may be delivered under the Plan will be increased by 4,000,000 shares of the Company's common stock.

        Neither the Board nor the Compensation Committee have adopted a formal policy regarding the timing of grants of equity-based awards, but Plan awards are generally approved and granted during the first quarter of each year. On occasion the Board or the Compensation Committee approves awards for newly hired employees, newly promoted employees, or other key employees during other times of the year. During the 2014 year, the named executive officers received their Plan awards during the first quarter of the 2014 year, and Mr. Heinson received his Plan awards in connection with his appointment as a named executive officer.

        During the year ended December 31, 2014, our named executive officers were granted awards of restricted shares as indicated in the following table:

Award Recipient	Aggregate Number of Restricted Shares
Antonio R. Sanchez, III	250,000
A.R. Sanchez, Jr.	350,000
Michael G. Long	100,000
Christopher D. Heinson	60,000
Kirsten A. Hink	18,000

        Our Board or Compensation Committee determines any awards made under our Plan. With regard to the awards made during 2014, the Board or the Compensation Committee took a number of factors into account, including:

  •
  our financial and operational performance for fiscal 2014 (including significant increases in proved reserves, average daily production and Adjusted EBITDA);

  •
  the significant number of completed transactions in fiscal 2014 (including two acquisitions, one public equity offering and two debt offerings);

  •
  the significant demand in Houston and worldwide for experienced oil and gas executives;

  •
  information gathered by the Board regarding compensation paid to executives at other public oil and gas production companies; and

  •
  the Board's impression of the performance of the individual executives.

        For any subsequent year, the Board or the Compensation Committee, if applicable, may take similar factors into account, and may also consider other factors that it deems relevant at the time of determination.

        The awards were made pursuant to our Plan and restricted stock agreements with each award recipient. The awards are subject to restrictions on transferability and a substantial risk of forfeiture and are intended to retain and motivate members of our management. Award recipients have all the rights of a stockholder in us with respect to the restricted shares, including the right to receive dividends thereon if and when distributions are made by us to our stockholders. With respect to any officers except Messrs. Sanchez, III, Sanchez, Jr. and Long, the restricted shares vest in substantially equal installments and the forfeiture restrictions will lapse on the first, second and third anniversaries of the date of grant, so long as the award recipient remains in our continuous service. With respect to Messrs. Sanchez, III and Sanchez, Jr., the restricted shares vest in substantially equal installments and the forfeiture restrictions will lapse on the first and second anniversaries of the date of grant, so long as Messrs. Sanchez, III and Sanchez, Jr. remain in our continuous service. Mr. Long plans to retire from the Company effective April 30, 2015. In connection with Mr. Long's upcoming resignation, the Company and Mr. Long entered into the Voluntary Retirement Agreement and General Release, dated March 10, 2015 (the "Retirement Agreement"). Pursuant to the Retirement Agreement, the Company agreed, among other things, to amend Mr. Long's outstanding awards of restricted stock to become fully vested upon his date of retirement.

        With respect to any award recipient except Messrs. Sanchez, III and Sanchez, Jr., if an award recipient's service with us or our affiliates is terminated prior to full vesting of the restricted shares for any reason (except in connection with the occurrence of a Change in Control), then the award recipient will generally forfeit all unvested restricted shares. Upon the occurrence of a Change in Control, all unvested restricted shares will immediately become vested in full (including in the case of a termination in connection with the occurrence of a Change in Control). In addition to the immediate vesting in connection with a Change in Control discussed above, if Messrs. Sanchez, III's or Sanchez, Jr.'s service with us or one of our affiliates is terminated prior to full vesting of the restricted shares due to (i) a Qualifying Termination, (ii) Constructive Termination, or (iii) Messrs. Sanchez, III's or Sanchez, Jr.'s death or disability, in each case, all of Messrs. Sanchez, III's or Sanchez, Jr.'s respective unvested restricted shares will immediately become vested in full. For a more detailed description of the vesting schedules and applicable acceleration or forfeiture events applicable to the restricted stock awards, as well as a definition of all capitalized terms, see the section below titled "Potential Payments Upon Termination or Change in Control."

        Notwithstanding the above, pursuant to the terms of the applicable restricted stock agreement, the Compensation Committee may, at its sole discretion, choose to accelerate the vesting of an award of restricted shares at any time. The restricted stock agreements also specifically provide that the Plan administrator retains the authority to accelerate the vesting of a Plan award upon a participant's death, but that decision will be made on a case by case basis.

        Severance and Change in Control Benefits.    In connection the Retirement Agreement entered into with Mr. Long in connection with his upcoming resignation, the Company agreed, among other things, to (i) pay Mr. Long a prorated bonus of approximately $183,000 in a lump-sum cash payment, assuming Mr. Long retires on April 30, 2015 and (ii) amend Mr. Long's outstanding awards of restricted stock to become fully vested upon his date of retirement. In exchange, Mr. Long provided a customary general release of claims against the Company and its affiliates, including claims relating to severance, and agreed to customary confidentiality provisions along with a 12-month non-competition period. Mr. Long also agreed to serve as a consultant to the Company and its affiliates for a period of one year.

        Other than the Retirement Agreement with Mr. Long discussed above and the Change in Control benefits provided under the Plan and the restricted stock agreements discussed in "—Long Term Incentive Compensation" and "Potential Payments Upon Termination or Change in Control," we do not provide any other severance or change of control benefits to our executive officers.

        Other Benefits.    SOG does not maintain a defined benefit pension plan for its executive officers, because it believes such plans primarily reward longevity rather than performance. SOG provides a basic benefits package generally to all employees, which includes a 401(k) plan and health, disability and life insurance. SOG employees who provide services to us under the service agreement remain entitled to the same basic benefits from SOG.

Employment Agreements

        Neither SOG nor the Company has entered into any employment agreements with any of our named executive officers.

Deductibility of Compensation

        Compensation income attributable to the vesting of time-based restricted stock is not performance-based as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and therefore the related compensation expense is not deductible under that section to the extent that, together with other compensation attributed to a covered executive officer (generally the Chief Executive Officer and our three most highly compensated officers other than the Chief Financial Officer) in the applicable year that is not performance-based, such income exceeds $1,000,000. SOG has paid, and may continue to pay, non-deductible compensation in order to preserve its ability to structure the executive compensation program to meet the objectives discussed herein, including to reward individual and team performance.

Relation of Compensation Policies and Practices to Risk Management

        SOG's compensation policies and practices are designed to provide rewards for short-term and long-term performance, both on an individual basis and at the entity level. In general, optimal financial and operational performance, particularly in a competitive business, requires some degree of risk-taking. Accordingly, the use of compensation as an incentive for performance can foster the potential for management and others to take unnecessary or excessive risks to reach performance thresholds that qualify them for additional compensation.

        From a risk management perspective, our policy is to conduct our commercial activities within pre-defined risk parameters that are closely monitored and are structured in a manner intended to control and minimize the potential for unwarranted risk-taking. We also routinely monitor and measure the execution and performance of our projects and acquisitions relative to expectations.

        SOG's compensation arrangements along with our Plan contain a number of design elements that serve to minimize the incentive for taking unwarranted risk to achieve short-term, unsustainable results. Those elements include delaying the rewards and subjecting such rewards to forfeiture for terminations related to violations of its risk management policies and practices or of our Code of Business Conduct and Ethics.

        In combination with our risk-management practices, we do not believe that risks arising from SOG's compensation policies and practices for its employees are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

        The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis set forth above. Based on this review and discussion, the Compensation Committee of our Board of Directors has approved the Compensation Discussion and Analysis for inclusion in this Proxy Statement.

Compensation Committee of the Board of Directors of Sanchez Energy Corporation
Greg Colvin, Chairperson Gilbert A. Garcia, Member Alan G. Jackson, Member Sean Maher, Member

Summary Compensation Table

        The following table shows information concerning the annual compensation for services provided to us by our named executive officers during the fiscal years ended December 31, 2014, 2013 and 2012. All amounts included in the table below were determined and paid by SOG, except awards of restricted stock granted under our Plan, which were granted by our Compensation Committee. The amounts reported in the table below were calculated based upon an estimate of the portion of each named executive officer's total compensation paid by SOG which was reimbursed by us pursuant to the terms of the services agreement.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)		All Other Compensation(5)	Total
Antonio R. Sanchez, III	2014	$650,000	$1,750,000	$6,067,500		$5,760	$8,473,260
President and Chief Executive	2013	$450,000	$1,100,000	$4,032,000		$3,974	$5,585,974
Officer	2012	$325,000	$800,000	$—	(4)	$1,014	$1,126,014
A. R. Sanchez, Jr.	2014	$650,000	$2,000,000	$8,494,500		$21,360	$11,165,860
Executive Chairman of the Board	2013	$337,500	$1,100,000	$6,048,000		$10,058	$7,495,558
	2012	$—	$800,000	$—	(4)	$—	$800,000
Michael G. Long	2014	$400,000	$500,000	$2,427,000		$19,800	$3,346,800
Executive Vice President,	2013	$262,500	$500,000	$1,814,400		$8,888	$2,585,788
Chief Financial Officer and Secretary	2012	$240,000	$300,000	$1,054,200		$6,000	$1,600,200
Christopher D. Heinson	2014	$250,000	$250,000	$1,815,000		$19,800	$2,334,800
Senior Vice President and
Chief Operating Officer
Kirsten A. Hink	2014	$225,000	$150,000	$436,860		$19,800	$831,660
Vice President and
Principal Accounting Officer

(1)
The amounts reported in this column reflect the portion of each named executive officer's base salary determined and paid by SOG and attributable to services provided to us. Because Mr. Sanchez, Jr. was appointed our Executive Chairman of the Board on November 27, 2012, he did not receive a salary for fiscal 2012. However, Mr. Sanchez, Jr. did receive a bonus in fiscal 2012 in recognition of his past and continuing active service and value to the Company.

(2)
The amounts reported in this column reflect the portion of the discretionary bonus amounts determined and paid by SOG to each of the named executive officers that were attributable to services provided to us.

(3)
The amounts reported in this column reflect the aggregate grant date fair value of restricted stock awards granted under our Plan for fiscal years 2014, 2013 and 2012, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Stock Compensation ("FASB ASC Topic 718"), excluding estimated forfeitures. See Note 7, "Stock-Based Compensation," to the Consolidated Financial Statements included under "Item 8. Financial Statements and Supplementary Data" in the Company's Annual Report on Form 10-K filed on March 2, 2015 (the "2014 10-K") for additional detail regarding assumptions used to calculate these figures.

(4)
In January 2012, we awarded Messrs. Sanchez, Jr. and Sanchez, III 350,000, and 250,000 shares of restricted stock under our Plan, respectively, in recognition of their significant contributions to the successful completion of our initial public offering ("IPO"). The 350,000 shares of restricted stock that Mr. Sanchez, Jr. received in January 2012 were rescinded in June 2012 at the recommendation of our President and Chief Executive Officer, Mr. Sanchez, III, and with the consent of Mr. Sanchez, Jr. and our Board. The 250,000 shares of restricted stock that Mr. Sanchez, III received in January 2012 were rescinded in June 2012 at Mr. Sanchez, III's recommendation and with the consent of our Board.

(5)
In fiscal 2012, "All Other Compensation" for Mr. Sanchez, III consisted of the parking costs allocated to us by SOG and for Mr. Long consisted of the 401(k) matching contribution costs allocated to us by SOG. In fiscal 2013, "All Other Compensation" for Mr. Sanchez, III consisted of the parking costs allocated to us by SOG, and for Messrs. Sanchez, Jr. and Long consisted of the 401(k) matching contribution costs and the parking costs allocated to us by SOG. In fiscal 2014, "All Other Compensation" for Mr. Sanchez, III consisted of the parking costs allocated to us by SOG, and for Messrs. Sanchez, Jr., Heinson, Long and Ms. Hink consisted of the 401(k) matching contribution costs and the parking costs allocated to us by SOG.

2014 Grants of Plan-Based Awards

        The following table sets forth certain information with respect to awards of restricted stock granted under our Plan to our named executive officers in 2014.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units #(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Antonio R. Sanchez, III	01/06/2014	250,000	$6,067,500
A.R. Sanchez, Jr.	01/06/2014	350,000	$8,494,500
Michael G. Long	01/06/2014	100,000	$2,427,000
Christopher D. Heinson	03/04/2014	60,000	$1,815,000
Kirsten A. Hink	01/06/2014	18,000	$436,860

(1)
Represents the number of restricted stock awards granted to our named executive officers under the Plan.

(2)
Reflects the aggregate grant date fair value of the restricted stock awards granted under the Plan, calculated in accordance with FASB ASC Topic 718 by multiplying the number of restricted shares granted to each named executive officer by the closing price of our common stock on the date of grant. For additional information about assumptions made in the valuation of these awards, see Note 7, "Stock-Based Compensation," of the Notes to Consolidated Financial Statements included under "Item 8. Financial Statements and Supplementary Data" in the 2014 10-K.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan Based Awards Table

        In January 2014, we granted Messrs. Sanchez, Jr., Sanchez, III and Long and Ms. Hink 350,000, 250,000, 100,000 and 18,000 shares of restricted stock under our Plan, respectively. In March 2014, we granted Mr. Heinson 60,000 shares of restricted stock under our Plan. Messrs. Sanchez, Jr.'s and Sanchez, III's grants will vest with respect to 50% of the number of restricted shares granted on each of the first two anniversaries of the date of grant, and Mr. Heinson's and Ms. Hink's grants will vest with respect to 33.33% of the number of restricted shares granted on each of the first three anniversaries of the date of grant (in each case, subject to certain forfeiture conditions and the accelerated vesting conditions described below). In connection with Mr. Long's upcoming retirement and pursuant to the Retirement Agreement, Mr. Long's outstanding awards of restricted stock will become fully vested upon April 30, 2015, his date of retirement.

        The regular vesting schedules for the restricted stock awards may be accelerated in connection with certain events, or the restricted stock may be forfeited in certain situations. Please see the section titled "Potential Payments Upon Termination or Change in Control" for a more detailed description of the events that could result in a modification to the regular vesting schedules for our Plan awards.

2014 Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2014.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares of Stock That Have Not Vested(2)
Antonio R. Sanchez, III	January 6, 2014	250,000	(3)	$2,322,500
	January 7, 2013	100,000	(3)	$929,000
A. R. Sanchez, Jr.	January 6, 2014	350,000	(3)	$3,251,500
	January 7, 2013	150,000	(3)	$1,393,500
Michael G. Long	January 6, 2014	100,000	(4)	$929,000
	January 7, 2013	60,000	(4)	$557,400
	January 9, 2012	20,000	(4)	$185,800
Christopher D. Heinson	March 4, 2014	60,000	(5)	$557,400
Kirsten A. Hink	January 6, 2014	18,000	(5)	$167,220
	January 7, 2013	4,000	(5)	$37,160
	October 1, 2012	2,000	(5)	$18,580
	February 1, 2012	3,000	(5)	$27,870

(1)
The forfeiture conditions and the accelerated vesting conditions applicable to these awards are described above under the section entitled "Narrative Disclosure to the Summary Compensation Table and Grants of Plan Based Awards Table."

(2)
The market value of the unvested shares of restricted stock was calculated by multiplying the number of restricted shares outstanding as of December 31, 2014 by $9.29, the closing price of our common stock on that date.

(3)
The shares that each of Messrs. Sanchez, Jr. and Sanchez, III received in January 2014 will vest as to 50% of the total number of restricted shares granted on each of the first two anniversaries of the date of grant.

(4)
Each of the restricted stock awards granted to Mr. Long were originally scheduled to vest as to 33.33% of the total number of restricted shares granted on each of the first three anniversaries of the date of grant. In connection with Mr. Long's upcoming retirement and pursuant to the Retirement Agreement, the shares Mr. Long received on each of the grant dates will become fully vested upon April 30, 2015, his date of retirement.

(5)
The shares Mr. Heinson and Ms. Hink received on each of the respective grant dates will vest as to 33.33% of the total number of restricted shares granted on each of the first three anniversaries of the date of grant.

2014 Stock Vested at Fiscal Year-End

        The following table provides information on the value realized by each of the named executive officers as a result of the restricted stock awards that vested from January 1, 2014 through December 31, 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized On Vesting(2)
Antonio R. Sanchez, III	100,000	$2,472,000
A. R. Sanchez, Jr.	150,000	$3,708,000
Michael G. Long	50,000	$1,227,000
Kirsten A. Hink	9,000	$230,100

(1)
The amounts in this column represent the number of restricted shares held by each of the named executive officers that vested during 2014.

(2)
The amounts in this column represent the product of the number of shares of restricted stock that vested during 2014 and the closing sale price of our common stock on the date of vesting.

Pension Benefits

        Currently, we do not, and do not intend to, provide pension benefits to our named executive officers. SOG may revisit this policy in the future.

Nonqualified Deferred Compensation

        Currently, we do not, and do not intend to, sponsor or adopt a nonqualified deferred compensation plan. SOG may revisit this policy in the future.

Potential Payments Upon Termination or Change in Control

        Awards under our Plan will vest and/or become exercisable, as applicable, upon a "change of control" of us, as determined by the plan administrator. Under our Plan, a "change of control" will be deemed to have occurred upon one or more of the following events (i) any "person" or "group" within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a Sanchez Group Member (as defined in the Plan), shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Company; (ii) the shareholders of the Company approve and implement, in one or a series of transactions, a plan of complete liquidation of the Company; or (iii) the sale or other disposition by the Company of all or substantially all of its assets in one or more transactions to any person other than a Sanchez Group Member.

        In addition to the "change of control" vesting noted above, the restricted stock granted from the Plan to each of Messrs. Sanchez, III and Sanchez, Jr., shall automatically vest upon the occurrence of the following events (each term of which is defined below): a Qualifying Termination, Constructive Termination or the executive's death or Disability. A "Qualifying Termination" is generally defined as a termination by the us or one of our affiliates, other than due to the executive's commission of, conviction for, or plea of guilty or nolo contendere to a felony, or other material act or omission involving dishonesty or fraud, or gross negligence or willful malfeasance. A "Constructive Termination" is generally defined with respect to Mr. Sanchez, III, as the assignment of a duty or duties to him by the Board that are not commensurate with the position of Chief Executive Officer, the Board's material reduction in his duties or any reduction in his title or position as Chief Executive Officer; with respect to Mr. Sanchez, Jr., the definition generally relates to the termination of the services agreement, other than by SOG causing us to terminate the services agreement. A "Disability" is defined in the Plan generally as an illness or injury that lasts at least six months and is expected to be permanent and renders the executive unable to carry out his required duties.

        Notwithstanding the three-year pro-rata vesting period for Mr. Heinson's and Ms. Hink's restricted stock and the full vesting of Mr. Long's restricted stock on April 30, 2015, in the event of Messrs. Long's or Heinson's or Ms. Hink's death prior to a vesting event, the Committee (as defined in the Plan) may, but is not obligated to, accelerate the vesting of any or all of the shares of restricted stock.

        The following table quantifies our best estimates as to the amounts that each of our named executive officers would be entitled to receive upon a change of control event, or a termination event, as applicable, assuming that such event occurred on December 31, 2014 and using our closing stock price on such date of $9.29. The precise amount that each of our named executive officers would receive cannot be determined with any certainty until a change of control or a termination event has occurred. Therefore, such amounts should be considered "forward-looking statements." We have assumed for purposes of the table below that a termination of employment due to their death would result in an acceleration event.

Name	Change of Control	Qualifying Termination, Constructive Termination, Death or Disability
Antonio R. Sanchez, III	$3,251,500	$3,251,500
A.R. Sanchez, Jr.	4,645,000	4,645,000
Michael G. Long	1,672,200	1,672,200
Christopher D. Heinson	557,400	557,400
Kirsten A. Hink	222,960	222,960

        On March 10, 2015, we entered into the Retirement Agreement with Mr. Long in order to formalize the compensation that Mr. Long will be entitled to receive in connection with his retirement. Due to his position as a valued member of our management team, we also desired to enter into the Retirement Agreement in order to formalize a consulting arrangement with Mr. Long after his retirement and to receive a non-compete agreement from Mr. Long. The Retirement Agreement states that the Company shall, among other things, (i) pay Mr. Long a prorated bonus of approximately $183,000 in a lump-sum cash payment, assuming Mr. Long retires on April 30, 2015 and (ii) amend Mr. Long's outstanding awards of restricted stock to become fully vested upon his date of retirement. In exchange, Mr. Long provided a customary general release of claims against the Company and its affiliates, including claims relating to severance, and agreed to customary confidentiality provisions along with a 12-month non-competition period. Mr. Long also agreed to serve as a consultant to the Company and its affiliates for a period of one year.

2014 Director Compensation

        We have not and do not expect to pay our directors who are also our officers any additional amounts for their service to us in their capacities as directors. Our current compensation package for our non-employee directors consists of both cash and equity compensation.

        After a review of non-employee director compensation paid by our peer group, the Board approved compensation for our non-employee directors for fiscal 2014 as follows:

  •
  an annual cash retainer fee of $60,000;

  •
  cash payments of $1,000 for each Board and/or committee meeting attended via teleconference and cash payments of $1,500 for each Board and/or committee meeting attended in person;

  •
  a committee chair fee for each chair of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of $15,000, $10,000 and $7,500, respectively;

  •
  a grant of restricted stock awards under the Plan; and

  •
  reimbursed for travel and miscellaneous expenses incurred to attend meetings of our Board or its committees.

        Each director received the prorated amounts of the annual cash retainer fee and committee chair fee, as applicable, for the period of fiscal 2014 during which such director served as a member of the Board and, as applicable, as a committee chair. Each director also received cash payment of $1,000 or $1,500, respectively, for the Board meetings and committee meetings that such director attended.

        In connection with their service to the Company as directors, 10,000 shares of restricted stock under the Plan were granted to Messrs. Garcia, Colvin and Jackson in June 2014. Each of these grants will vest on the one year anniversary of its date of grant. Because Mr. Maher was appointed to the Board on November 4, 2014, he received a prorated number of shares of restricted stock under the Plan of 5,769 shares in November 2014; this grant will vest in June 2015 along with the other directors' awards.

        Notwithstanding such vesting period for the directors' restricted stock, upon the occurrence of a Change of Control, the shares of restricted stock will vest automatically. Moreover, in the event of a director's death, disability, termination or removal, all unvested shares will be forfeited; however, in the event of the respective director's death, the Committee may, but is not obligated to, accelerate the vesting of any or all of his shares of restricted stock. Further, notwithstanding the above, pursuant to the terms of the applicable restricted stock agreement, the Compensation Committee may, at its sole discretion, choose to accelerate the vesting of an award of restricted shares at any time.

        The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Gilbert A. Garcia	$101,500	$330,500	$432,000
Greg Colvin	$96,500	$330,500	$427,000
Alan G. Jackson	$94,500	$330,500	$425,000
Sean Maher	$29,250	$85,958	$115,208

(1)
Includes annual cash retainer fee, Board and committee meeting fees and committee chair fees, as applicable, for each non-employee director earned during fiscal 2014.

(2)
The amounts reported in the "Stock Awards" column reflect the aggregate grant date fair value of restricted stock awards granted under our Plan for fiscal 2014, computed in accordance with FASB ASC Topic 718. See Note 7, "Stock-Based Compensation," to the Consolidated Financial Statements included under "Item 8. Financial Statements and Supplementary Data" on the 2014 10-K for additional detail regarding assumptions. As of December 31, 2014, Messrs. Garcia, Colvin and Jackson had 10,000 shares of restricted stock outstanding and Mr. Maher had 5,769 shares of restricted stock outstanding.

Compensation Committee

        Our Compensation Committee currently consists of a total of four directors, Messrs. Colvin (Chairperson), Garcia, Jackson and Maher, each of whom the Board has determined to be an "independent director" as defined by the New York Stock Exchange (the "NYSE") rules.

        Our Compensation Committee is authorized to:

  •
  review and approve the Company's objectives relative to the compensation of the Company's Chief Executive Officer, annually evaluate the Chief Executive Officer's performance and, based on this evaluation, determine the Chief Executive Officer's compensation; provided, however, that, for any compensation for which the costs are allocated to the Company pursuant to the services agreement with SOG, the Compensation Committee assists the Board or the Audit Committee in reviewing the reasonableness of the allocated costs;

  •
  review and approve the compensation of the other executive officers; provided, however, that, for any compensation for which the costs are allocated to the Company pursuant to the services agreement with SOG, the Compensation Committee assists the Board or the Audit Committee in reviewing the reasonableness of the allocated costs;

  •
  administer the Company's equity-based compensation plan, including the grant of stock options and other equity awards under such plan;

  •
  retain or obtain the advice of one or more compensation consultants, outside counsel and other advisers as it deems necessary to assist with the execution of its duties and responsibilities;

  •
  review and make recommendations to the Board with respect to director compensation; and

  •
  in consultation with senior management, recommend to the Board for approval the Company's general compensation philosophy and objectives.

For a description of the services agreement with SOG, please read "Transactions with Related Persons."

        The Compensation Committee is delegated all authority of the Board as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include members of the Company's management, other members of the Board, consultants or advisors, and such other persons as the Compensation Committee may determine.

        The Compensation Committee's responsibilities are set forth in its charter which was approved by the Board on May 22, 2013 and is reviewed annually. The charter is available on our website at www.sanchezenergycorp.com. The information on our website is not incorporated by reference into this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee was established by the Board on June 18, 2012 and currently consists of Messrs. Colvin (Chairperson), Garcia, Jackson and Maher.

        As described above, the compensation decisions regarding our executive officers, other than awards under our Plan, are made by SOG, subject to the ability of our Board and/or Audit Committee to review, verify and dispute the reasonableness of such compensation pursuant to procedures set forth in the services agreement. The Compensation Committee may assist the Board or the Audit Committee in reviewing the reasonableness of the compensation for which the costs are allocated to the Company pursuant to the services agreement with SOG.

        None of our executive officers serves, or has served, during the last completed fiscal year, on the compensation committee or board of directors of any other company that has one or more executive officers serving on our Compensation Committee or Board.

CORPORATE GOVERNANCE

Board Composition

        Our certificate of incorporation and by-laws provide that the number of our directors shall be fixed from time to time pursuant to a resolution adopted by our Board. We currently have six directors: Messrs. Sanchez, Jr., Sanchez, III, Garcia, Colvin, Jackson and Maher.

        The Board currently consists of six members. The directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Garcia and Maher are designated as Class I directors, and their terms of office expire on the date of the Company's 2016 annual meeting of stockholders. Messrs. Colvin and Jackson are designated as Class II directors, and their terms of office expire on the date of the Company's 2017 annual meeting of stockholders. Messrs. Sanchez, Jr. and Sanchez, III are designated as Class III directors, and their terms of office expire on the date of the Company's 2015 annual meeting of stockholders.

Board Leadership Structure

        The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board's leadership structure on an annual basis.

        Our Board believes that our leadership structure, which separates the Chairman and Chief Executive Officer roles, is the appropriate structure for us at this time in light of the needs of our business. As Executive Chairman, Mr. Sanchez, Jr. remains involved in key matters, such as major transactions, broader business relationships (including relationships with landowners that are critical to the Company's growth), as well as continuing to advise our executive officers on issues of business strategy and operations.

Director Independence

        Our Board has determined that Messrs. Garcia, Colvin, Jackson and Maher are "independent directors" as defined by the rules of the NYSE and, for purposes of our Audit Committee, Rule 10A-3 of the Exchange Act.

Executive Sessions of the Board

        Our independent directors meet regularly in executive session without management to review the performance of management and our Company and any related matters. The Co-Chairperson of our Audit Committee, Mr. Garcia, serves as the Chairman presiding over such meetings. We expect our Board to have at least one executive session each year.

Board's Role in Risk Oversight

        Management, which is responsible for day-to-day risk management, conducts a risk assessment of our business annually. The risk assessment process is global in nature and identifies and assesses our risks, as well as steps to mitigate and manage the risks, which may be financial, operational or strategic in nature.

        The results of each risk assessment are reviewed with the Audit Committee. The centerpiece of the assessment is a discussion of our key risks, which includes a review of the potential magnitude and likelihood of each risk, the personnel responsible for managing each risk and management's initiatives to manage and mitigate each risk. Because overseeing risk is an ongoing process and inherent in our strategic decisions, the Board also discusses risk throughout the year at other meetings in relation to specific proposed actions.

        The Board currently considers specific risk topics, including risks associated with our strategic plan, our exploratory drilling program, our capital structure and other operational activities. Further, the Board is routinely informed by management of developments that could affect our risk profile or other aspects of our business.

Meetings of the Board and Committees of the Board

        The Board held six meetings in fiscal 2014, five of which were regularly scheduled meetings and one of which were a special meeting, and took action by unanimous written consent 16 times, which number of unanimous written consents includes unanimous written consents of pricing committees of the Board. The Board's independent directors met in executive session five times during 2014.

        The Audit Committee held nine meetings in fiscal 2014, four of which were regularly scheduled meetings and five of which were special meetings, and took action by unanimous written consent one time. The Compensation Committee held 11 meetings in fiscal 2014, which were all regularly scheduled meetings, and took action by unanimous written consent one time. The Nominating and Corporate Governance Committee held no meetings in fiscal 2014, and took action by unanimous written consent one time. The members and functions of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are described below.

        During 2014, each of our then directors attended all of the meetings of the Board and all of the meetings of the committees of the Board on which that director served, except that Greg Colvin missed one Audit Committee meeting on December 9, 2014. While we do not have a formal policy with respect to director attendance at the annual meetings of our stockholders, we generally expect that our directors will attend the annual meetings. Four of the five persons that were members of our Board at the time attended our last annual meeting of stockholders.

Communications with the Board

        Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to: Sanchez Energy Corporation, Board of Directors (Independent Members), c/o Secretary, 1000 Main Street, Suite 3000, Houston, Texas 77002.

        Stockholders and other interested parties may communicate directly with the full Board by sending a written communication in an envelope addressed to: Sanchez Energy Corporation, Board of Directors, c/o Secretary, 1000 Main Street, Suite 3000, Houston, Texas 77002.

Committees of the Board

        Our Audit, Compensation and Nominating and Corporate Governance Committees have the respective compositions and responsibilities described below. We may have such other committees as the Board shall determine from time to time.

Audit Committee

        Our Audit Committee currently consists of a total of four directors, Messrs. Garcia (Co-Chairperson), Maher (Co-Chairperson), Colvin and Jackson, each of whom the Board has determined to be an "independent director" as defined by the NYSE rules and Rule 10A-3 of the Exchange Act. The Board has determined that each member of the Audit Committee is "financially literate" as required by the NYSE rules. Additionally, the Board has determined that Mr. Garcia is an "Audit Committee Financial Expert" as defined by the Exchange Act. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Garcia's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Garcia any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

        Our Audit Committee is authorized to:

  •
  approve and retain the independent auditors to conduct the annual audit of our books and records;

  •
  review the proposed scope and results of the annual audit;

  •
  review and pre-approve the independent auditors' audit and non-audit services rendered;

  •
  approve the audit fees to be paid;

  •
  review accounting and financial controls with the independent auditors and our financial and accounting staff;

  •
  review and approve transactions between us and our directors, officers and affiliates;

  •
  recognize and prevent prohibited non-audit services;

  •
  establish procedures for complaints received by us, including regarding accounting matters;

  •
  review our policies and practices with respect to risk assessment and risk management;

  •
  approve any off-balance sheet financial activities;

  •
  oversee internal audit functions; and

  •
  prepare the report of the Audit Committee that the SEC rules require to be included in this Proxy Statement.

        In addition, our Audit Committee (in lieu of the full Board) may review the reasonableness of the costs that SOG allocates to us pursuant to the services agreement.

        The Audit Committee's responsibilities are set forth in its second amended and restated charter which was approved by the Board on November 4, 2014 and is reviewed annually. The charter is available on our website at www.sanchezenergycorp.com. The information on our website is not incorporated by reference into this Proxy Statement.

Compensation Committee

        Our Compensation Committee currently consists of a total of four directors, Messrs. Colvin (Chairperson), Garcia, Jackson and Maher, each of whom the Board has determined to be an "independent director" as defined by the NYSE rules.

        Our Compensation Committee is authorized to:

  •
  review and approve the Company's goals and objectives relative to the compensation of the Company's Chief Executive Officer (collectively, the "Performance Goals"), annually evaluate the Chief Executive Officer's performance in light of the Performance Goals and, based on this evaluation, determine the Chief Executive Officer's compensation; provided, however, that, for any compensation for which the costs are allocated to the Company pursuant to the services agreement with SOG, the Compensation Committee assists the Board or the Audit Committee in reviewing the reasonableness of the allocated costs;

  •
  review and approve the compensation of the other executive officers; provided, however, that, for any compensation for which the costs are allocated to the Company pursuant to the services agreement with SOG, the Compensation Committee assists the Board or the Audit Committee in reviewing the reasonableness of the allocated costs;

  •
  administer the Company's equity-based compensation plan, including the grant of stock options and other equity awards under such plan;

  •
  review and make recommendations to the Board with respect to director compensation; and

  •
  in consultation with senior management, recommend to the Board for approval the Company's general compensation philosophy and objectives.

For a description of the services agreement with SOG, please read "Transactions with Related Persons."

        The Compensation Committee is delegated all authority of the Board as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include members of the Company's management, other members of the Board, consultants or advisors, and such other persons as the Compensation Committee may determine.

        The Compensation Committee's responsibilities are set forth in its charter which was approved by the Board on May 22, 2013 and is reviewed annually. The charter is available on our website at www.sanchezenergycorp.com. The information on our website is not incorporated by reference into this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee was established by the Board on June 18, 2012 and currently consists of Messrs. Colvin (Chairperson), Garcia, Jackson and Maher.

        As described above, the compensation decisions regarding our executive officers, other than awards under our Plan, are made by SOG, subject to the ability of our Board and/or Audit Committee to review, verify and dispute the reasonableness of such compensation pursuant to procedures set forth in the services agreement. The Compensation Committee may assist the Board or the Audit Committee in reviewing the reasonableness of the compensation for which the costs are allocated to the Company pursuant to the services agreement with SOG.

        None of our executive officers serves, or has served, during the last completed fiscal year, on the compensation committee or board of directors of any other company that has one or more executive officers serving on our Compensation Committee or Board.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee currently consists of a total of four directors, Messrs. Jackson (Chairperson), Colvin, Garcia and Maher, each of whom the Board has determined to be an "independent director" as defined by the NYSE rules.

        Our Nominating and Corporate Governance Committee assists our Board in evaluating potential new members of the Board, recommends committee members and structure, and advises the Board about corporate governance practices. The Nominating and Corporate Governance Committee recommends to the entire Board candidates for nomination to the Board. The Nominating and Corporate Governance Committee may also solicit ideas for possible candidates from a number of sources, including our executives, individuals personally known to members of the Board and executive search firms.

        In evaluating candidates for director, the Nominating and Corporate Governance Committee seeks directors who will best represent the long-term interests of our stockholders. The Nominating and Corporate Governance Committee's view is that all directors should possess the highest personal and professional ethics, integrity and values. In evaluating the suitability of the candidates, the Nominating and Corporate Governance Committee takes into consideration such factors as it deems appropriate. These factors may include, among other things, issues of character, judgment, independence, age, expertise, diversity of experience, absence of conflicts of interest, length of service and other commitments. The Nominating and Corporate Governance Committee evaluates these factors, among others, and considers each individual candidate in the context of the current perceived needs of our Board as a whole and of any committees of the Board. Although we do not have a formal diversity policy, the Nominating and Corporate Governance Committee does consider diversity in evaluating candidates for Board membership. The Nominating and Corporate Governance Committee's objective in choosing candidates is to assemble membership for our Board as a whole as well as any committees of the Board that represents diverse viewpoints that will guide the Company effectively in pursuit of its strategic goals.

        Although the Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders, the Nominating and Corporate Governance Committee will consider recommendations from stockholders of potential candidates for service on the Board. See "Stockholder Proposals" below for a description of the process by which stockholders may nominate directors for consideration by the Nominating and Corporate Governance Committee.

        The Nominating and Corporate Governance Committee's responsibilities are set forth in its charter which was approved by the Board on June 18, 2012 and is reviewed annually. The charter is available on our website at www.sanchezenergycorp.com. The information on our website is not incorporated by reference into this Proxy Statement.

Code of Business Conduct and Ethics

        The Board has adopted a Code of Business Conduct and Ethics applicable to our employees (including those employees of SOG that provide services to us), directors and officers, in accordance with the applicable rules of the SEC and the corporate governance rules of the NYSE. Any waiver of this code may be made only by our Board. In accordance with the rules of the SEC and the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our Code of Business Conduct and Ethics. Requests should be directed to us at 1000 Main Street, Suite 3000, Houston, Texas 77002, Attention: Secretary. The Code of Business Conduct and Ethics is also available on our website at www.sanchezenergycorp.com. The information on our website is not incorporated by reference into this Proxy Statement. We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.sanchezenergycorp.com.

Corporate Governance Guidelines

        The Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE. In accordance with the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our corporate governance guidelines. Requests should be directed to us at 1000 Main Street, Suite 3000, Houston, Texas 77002, Attention: Secretary. The corporate governance guidelines are also available on our website at www.sanchezenergycorp.com. The information on our website is not incorporated by reference into this Proxy Statement. We will disclose any amendments to the corporate governance guidelines on our website www.sanchezenergycorp.com.

AUDIT COMMITTEE REPORT

        The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

        During the last fiscal year, and in preparation for the filing with the SEC of the Company's Annual Report on Form 10-K for the year ended December 31, 2014, the Audit Committee:

  •
  reviewed and discussed the Company's audited consolidated financial statements as of and for the year ended December 31, 2014 with management;

  •
  discussed with BDO USA, LLP ("BDO"), the Company's independent registered public accounting firm, the matters required to be discussed by the Public Company Accounting Oversight Board's Auditing Standard No. 16;

  •
  received the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and discussed with BDO its independence from the Company; and

  •
  based on the reviews and discussions referred to above, recommended to the Board that the audited consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

        Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee's charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's consolidated financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company's financial reporting process and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accountants are responsible for expressing an opinion on those financial statements. Audit Committee members are not employees of the Company or accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accountants included in their report on the Company's consolidated financial statements.

        The Audit Committee meets regularly with management and the independent auditors, including private discussions with the independent registered public accountants, and receives the communications described above. Our considerations and discussions with management and the independent registered public accountants do not assure that the Company's consolidated financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company's consolidated financial statements has been carried out in accordance with generally accepted auditing standards.

Audit Committee of the Board of Directors of Sanchez Energy Corporation
Gilbert A. Garcia, Co-Chairperson Sean M. Maher, Co-Chairperson Greg Colvin, Member Alan G. Jackson, Member

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of common stock as of April 15, 2015 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each named executive officer of the Company, (iii) each director of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 1000 Main Street, Suite 3000, Houston, Texas 77002.

Beneficial holders	Number of shares beneficially held	Percentage of beneficial ownership(1)
5% Stockholders:
St. Denis J. Villere & Company, L.L.C.(2)	5,260,702	8.61%
George V. Young(3)	5,260,702	8.61%
St. Denis J. Villere II(4)	5,260,702	8.61%
St. Denis J. Villere III(5)	5,260,702	8.61%
George G. Villere(6)	5,260,702	8.61%
Wells Fargo & Company(7)	4,763,778	7.80%
JVL Advisors, LLC(8)	4,717,361	7.72%
John V. Lovoi(9)	4,717,361	7.72%
Wells Capital Management Incorporated(10)	3,483,545	5.70%
The Vanguard Group(11)	3,243,866	5.31%
Directors and Named Executive Officers:
A. R. Sanchez, Jr.(12)	5,581,838	9.14%
Antonio R. Sanchez, III(13)	2,108,308	3.45%
Michael G. Long(14)	300,410	*
Christopher D. Heinson(15)	190,304	*
Kirsten A. Hink(16)	48,630	*
Gilbert A. Garcia(17)	44,200	*
Greg Colvin(18)	28,600	*
Alan G. Jackson(19)	36,000	*
Sean M. Maher(20)	10,769	*
All directors and executive officers as a group (9 persons)	8,349,059	13.67%

*
Denotes less than 1% beneficially owned.

(1)
Based upon an aggregate of 61,080,669 shares outstanding as of April 15, 2015. Total shares outstanding includes shares of restricted stock subject to forfeiture conditions.

(2)
According to a Schedule 13G/A, filed with the SEC on February 17, 2015, by St. Denis J. Villere & Company, L.L.C. ("Villere"), it has sole voting power over 0 of these shares, shared voting power over 5,260,702 shares, sole dispositive power over 0 shares and shared dispositive power over 5,164,202 shares. Villere's address is 601 Poydras St., Suite 1808, New Orleans, Louisiana 70130.

(3)
According to a Schedule 13G/A, filed with the SEC on February 17, 2015, by George V. Young ("Young"), he has sole voting power over 0 of these shares, shared voting power over 5,260,702 shares, sole dispositive power over 19,500 shares and shared dispositive power over 5,183,702 shares. Young's address is 601 Poydras St., Suite 1808, New Orleans, Louisiana 70130.

(4)
According to a Schedule 13G/A, filed with the SEC on February 17, 2015, by St. Denis J. Villere II ("Villere II"), he has sole voting power over 0 of these shares, shared voting power over 5,260,702 shares, sole dispositive power over 43,800 shares and shared dispositive power over 5,208,002 shares. Villere II's address is 601 Poydras St., Suite 1808, New Orleans, Louisiana 70130.

(5)
According to a Schedule 13G/A, filed with the SEC on February 17, 2015, by St. Denis J. Villere III ("Villere III"), he has sole voting power over 0 of these shares, shared voting power over 5,260,702 shares, sole dispositive power over 2,200 shares and shared dispositive power over 5,166,402 shares. Villere III's address is 601 Poydras St., Suite 1808, New Orleans, Louisiana 70130.

(6)
According to a Schedule 13G/A, filed with the SEC on February 17, 2015, by George G. Villere ("George Villere"), he has sole voting power over 0 of these shares, shared voting power over 5,260,702 shares, sole dispositive power over 31,000 shares and shared dispositive power over 5,195,202 shares. George Villere's address is 601 Poydras St., Suite 1808, New Orleans, Louisiana 70130.

(7)
According to a Schedule 13G, filed with the SEC on February 10, 2015, by Wells Fargo & Company ("Wells Fargo"), it has sole voting power over 30,594 of these shares, shared voting power over 4,123,857 shares, sole dispositive power over 30,594 shares and shared dispositive power over 4,733,184 shares. Wells Fargo's address is 420 Montgomery Street, San Francisco, California 94104.

(8)
According to a Schedule 13G, filed with the SEC on February 17, 2015, by JVL Advisors, LLC ("JVL"), it has sole voting power over 4,717,361 of these shares, shared voting power over 0 shares, sole dispositive power over 4,717,361 shares and shared dispositive power over 0 shares. JVL's address is 10000 Memorial Dr., Suite 550, Houston, Texas 77024.

(9)
According to a Schedule 13G, filed with the SEC on February 17, 2015, by John V. Lovoi ("Lovoi"), he has sole voting power over 4,717,361 of these shares, shared voting power over 0 shares, sole dispositive power over 4,717,361 shares and shared dispositive power over 0 shares. Lovoi's address is 10000 Memorial Dr., Suite 550, Houston, Texas 77024.

(10)
According to a Schedule 13G, filed with the SEC on February 10, 2015, by Wells Capital Management Incorporated ("Wells Capital"), it has sole voting power over 0 of these shares, shared voting power over 1,401,042 shares, sole dispositive power over 0 shares and shared dispositive power over 3,483,545 shares. Wells Capital's address is 525 Market Street, 10th Floor, San Francisco, California 94105.

(11)
According to a Schedule 13G, filed with the SEC on February 10, 2015, by The Vanguard Group ("Vanguard"), it has sole voting power over 69,656 of these shares, shared voting power over 0 shares, sole dispositive power over 3,178,610 shares and shared dispositive power over 65,256 shares. Vanguard's address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(12)
Each of Sanexco, Ltd. ("Sanexco") and San Juan Oil & Gas No. 2, Ltd. ("San Juan") directly owns 707,333 of these shares. San Juan and Sanexco are each controlled by their general partner, Sanchez Management Corporation, which is managed by A. R. Sanchez, Jr. A. R. Sanchez, Jr. may be deemed to share voting and dispositive power over the shares of common stock held by each of San Juan and Sanexco. A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of common stock held by each of San Juan and Sanexco except to the extent of his pecuniary interests therein.

879,472 of these shares are owned directly by SOG. SOG is managed by Antonio R. Sanchez, III and A. R. Sanchez, Jr. A. R. Sanchez, Jr. may be deemed to share voting and dispositive power over the shares of common stock held by SOG. A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of common stock held by SOG except to the extent of his pecuniary interests therein. 879,472 of SOG's shares are held in a margin account with Morgan Stanley.

474,800 of these shares are owned directly by AEP Ltd. Partnership ("AEP"). AEP is controlled by its general partner, A. R. Sanchez, Jr. A. R. Sanchez, Jr. may be deemed to share voting and dispositive power over the shares of common stock held by AEP. A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of common stock held by AEP except to the extent of his pecuniary interests therein.
  Each of the following trusts (the "  Trusts") directly owns 371,836 of these shares, except 1988 Trust No. 13, which owns 175,036 of these shares: (i) 1988 Trust No. 11: co-trustee/beneficiary Antonio R. Sanchez, III; (ii) 1988 Trust No. 12: co-trustee/beneficiary Ana Lee Sanchez Jacobs; (iii) 1988 Trust No. 13: co-trustee/beneficiary Eduardo Sanchez; and (iv) 1988 Trust No. 14: co-trustee/beneficiary Patricio Sanchez. A. R. Sanchez, Jr. is a co-trustee, along with the respective co-trustees and beneficiaries listed next to the name of the Trust above, of each of the Trusts. A. R. Sanchez, Jr. may be deemed to share voting and dispositive power over the shares of common stock held by each of the Trusts. A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of common stock held by each of the Trusts except to the extent of his pecuniary interests therein. 371,836 shares from 1988 Trust No. 11 are held in a margin account with Morgan Stanley.
  26,213 of these shares are owned directly by the Alicia M. Sanchez Charitable Lead Annuity Trust ("  CLAT"). A. R. Sanchez, Jr. is the sole trustee of CLAT. A. R. Sanchez, Jr. disclaims beneficial ownership of the shares of common stock held by CLAT except to the extent of his pecuniary interests therein.
  In addition to the shares over which he has shared voting and dispositive power, A. R. Sanchez, Jr. has sole voting and dispositive power over 671,143 shares of common stock and 825,000 shares of restricted common stock. 260,643 of his shares are pledged as collateral security for loans at Morgan Stanley.

(13)
879,472 of these shares are owned directly by SOG. SOG is managed by Antonio R. Sanchez, III and A. R. Sanchez, Jr. Antonio R. Sanchez, III may be deemed to share voting and dispositive power over the shares of common stock held by SOG. Antonio R. Sanchez, III disclaims beneficial ownership of the shares of common stock held by SOG except to the extent of his pecuniary interests therein. 879,472 of SOG's shares are held in a margin account with Morgan Stanley.

371,836 of these shares are owned directly by 1988 Trust No. 11. Antonio R. Sanchez, III is a co-trustee, along with A. R. Sanchez, Jr., and beneficiary of 1988 Trust No. 11. Antonio R. Sanchez, III may be deemed to share voting and dispositive power over the shares of common stock held by 1988 Trust No. 11. Antonio R. Sanchez, III disclaims beneficial ownership of the shares of common stock held by 1988 Trust No. 11 except to the extent of his pecuniary interests therein. 371,836 shares from 1988 Trust No. 11 are held in a margin account with Morgan Stanley.

In addition to the shares over which he has shared voting and dispositive power, Antonio R. Sanchez, III has sole voting and dispositive power over 282,000 shares of common stock and 575,000 shares of restricted common stock.

(14)
In connection with Mr. Long's announced retirement, the Company and Mr. Long entered into the Retirement Agreement, pursuant to which, among other things, Mr. Long's restricted stock awards were amended to accelerate their vesting such that they are fully vested as of the date hereof.

(15)
Includes 140,000 shares of restricted common stock.

(16)
Includes 37,000 shares of restricted common stock.

(17)
Includes 10,000 shares of restricted common stock.

(18)
Includes 10,000 shares of restricted common stock and 11,000 shares are held in a margin account with Credit Suisse.

(19)
Includes 10,000 shares of restricted common stock.

(20)
Includes 5,769 shares of restricted common stock.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The executive officers and directors of the Company and persons who own more than 10% of the Company's common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2014.

TRANSACTIONS WITH RELATED PERSONS

        A "Related Party Transaction" is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person (as defined below) had, has or will have a direct or indirect material interest. A "related person" means:

  •
  any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors or is currently one of our nominees for director;

  •
  any person who is known by us to be the beneficial owner of more than 5% of our common stock;

  •
  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, director nominee, executive officer or a beneficial owner of more than 5% of our common stock, and any person (other than a tenant or employee) sharing the household of such director, director nominee, executive officer or beneficial owner of more than 5% of our common stock;

  •
  any entity in which any of the foregoing persons serves as an executive officer or principal or in a similar position, or, in the case of a partnership, serves as a general partner or holds any position other than that of a limited partner;

  •
  any entity in which any of the foregoing persons owns, together with all other foregoing persons, 10% or more of the equity interest, or in the case of a partnership, 10% or more of an interest; or

  •
  any entity in which any of the foregoing persons is employed if (a) the person is directly involved in the negotiation of the Related Party Transaction or will share or have primary responsibility at such entity for the performance of the Related Party Transaction, or (b) the person's compensation from the entity is directly tied to the Related Party Transaction.

        In connection with the completion of our IPO, our Board adopted a written related party transactions policy for purposes of identifying, reviewing, assessing and approving Related Party Transactions. Pursuant to our related party transactions policy, the Audit Committee reviews all material facts of all Related Party Transactions and either approves or disapproves entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether the Related Party Transaction is fair to the Company, the Audit Committee takes into account, among other factors, the following:

  •
  whether there is an appropriate business justification for the transaction;

  •
  the benefits that accrue to the Company as a result of the transaction;

  •
  whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

  •
  the impact of the transaction on a director's independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer);

  •
  the extent of the related person's interest in the transaction;

  •
  the availability of other sources for comparable products or services;

  •
  whether it is a single transaction or a series of ongoing, related transactions; and

  •
  whether entering into the transaction would be consistent with the Code of Business Conduct and Ethics.

        Our related party transaction policy also requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations. There were no Related Party Transactions since the beginning of our last fiscal year that are required to be reported in "Transactions with Related Persons" where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

        Mr. Sanchez, Jr., our Executive Chairman of the Board, is a director and greater than 10% shareholder of International Bancshares Corporation, the parent of IBC, which provides insurance brokerage services on a commission basis to the Company and its affiliates. For the fiscal year ended December 31, 2014, the Company and its affiliates paid IBC commissions of approximately $473,572.

        The description below of agreements with various members of the Sanchez Group and our directors and executive officers is a summary and, with respect to each such agreement, is qualified by reference to the terms of the agreement, each of which was filed as an exhibit to our 2014 10-K. We encourage you to read the full text of these agreements. These agreements have been negotiated among affiliated parties and, consequently, are not the result of arm's length negotiations. The prices and other terms of these agreements may be less favorable to us than those we could have obtained in arm's length negotiations with unaffiliated third parties for similar services or under similar agreements.

        Concurrently with the closing of our IPO, we entered into a services agreement with SOG pursuant to which, among other things, specified employees of SOG, including our executive officers, provide certain services to us with respect to our business under the direction, supervision and control of SOG. The services agreement also covers fees charged to us for our use of aircraft owned by SOG or other members of the Sanchez Group. This fee is based on an hourly rate paid by the Company to SOG that we believe is comparable to aircraft usage fees in arm's length transactions. We reimburse SOG for the provision of services to us, including those provided by our executive officers, at a price equal to SOG's cost of providing such services, including all direct costs and indirect administrative and overhead costs (including the allocable portion of salary, bonus, incentive compensation and other amounts paid to persons that provide the services on SOG's behalf) allocated in accordance with SOG's regular and consistent accounting practices, including for any such costs arising from amounts paid directly by other members of the Sanchez Group on SOG's behalf or borrowed by SOG from other members of the Sanchez Group, in each case in connection with the performance by SOG of services on our behalf. We also reimburse SOG for sales, use or other taxes, or other fees or assessments imposed by law in connection with the provision of services to us (other than income, franchise or margin taxes measured by SOG's net income or margin and other than any gross receipts or other privilege taxes imposed on SOG) and for any costs and expenses arising from or related to the engagement or retention of third party service providers. For the year ended December 31, 2014, we reimbursed SOG approximately $33.6 million for administrative and overhead expenses.

        In connection with the services agreement, we entered into a licensing agreement with SOG pursuant to which it granted to us a license to the unrestricted proprietary seismic, geological and geophysical information related to our properties owned by SOG, and all such information related to our properties not otherwise licensed to us is to be interpreted and used by SOG for our benefit under the licensing agreement. In addition, also in connection with the services agreement, SOG entered into a contract operating agreement under which it agreed to develop, manage and operate our properties or engage a responsible unaffiliated industry operator and joint owner for such development, management and operation. No costs, fees or other expenses are payable by us under these agreements to the extent that they are included in the fee payable to SOG under the services agreement. The licensing agreement and contract operating agreement terminate concurrently with the termination or expiration of the services agreement.

        Under the services agreement, we are entitled to indemnification for certain liabilities, and are required to indemnify SOG and its affiliates for certain liabilities. SOG is required to indemnify us for third party infringement or misappropriation claims relating to the services performed by SOG or the data or other information provided to us or used by SOG in connection with the services, the licensing agreement or our operations based on the services provided by SOG. We, on the other hand, are otherwise required to indemnify SOG and its affiliates from liabilities relating to the services or products provided to us by SOG or our agreements with SOG, to the extent not directly caused by the gross negligence or willful misconduct of SOG or its affiliates. The initial term of the services agreement is five years. The term automatically extends for additional 12-month periods unless either party provides 180 days written notice otherwise prior to the expiration of the applicable 12-month period. Either party may terminate the agreement at any time upon 180 days written notice.

        In connection with our Contribution, Conveyance and Assumption Agreement with SEP I, pursuant to which SEP I contributed 100% of its limited liability company interests in SEP Holdings III, LLC to us in exchange for a cash payment of $50 million and the issuance by us of 22,090,909 shares of our common stock, and the closing of our IPO, we entered into a registration rights agreement with SEP I. Following the distributions in June 2012 and September 2012 of substantially all of our common stock that it held, SEP I assigned the rights under the registration rights agreement related to the shares that it distributed, to the extent that the shares constituted "Registrable Securities" (as defined in the registration rights agreement), including with respect to the shares distributed to SEP Management, SOG, San Juan and Sanexco. As an original party to the registration rights agreement, SEP I remains entitled to the benefits of this agreement to the extent that it continues to hold Registrable Securities. Under the registration rights agreement, persons holding Registrable Securities have certain demand, piggyback and Form S-3 registration rights relating to the resale of Registrable Securities pursuant to which we are required to use our best efforts to effect the registration of such Registrable Securities on the applicable form or to include such Registrable Securities in such registration or offering on the same terms and conditions as such other securities being registered, as applicable. These registration rights are subject to conditions and limitations, including the total number of demand registrations that we are required to effect, the right of the managing underwriter or underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under specified circumstances. We are to pay all expenses relating to any demand, piggyback or Form S-3 registration, except for any underwriter or brokers' discounts or commissions. We also agreed to indemnify the holders of Registrable Securities with respect to certain liabilities under the securities laws in connection with registrations pursuant to the registration rights agreement.

        In connection with the appointment of our executive officers and directors, we entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to, among other things, indemnify these individuals against certain liabilities that may arise in connection with their status or service as one of our directors or executive officers or in their capacity at other specified entities at which they serve at our request and to advance their expenses incurred as a result of any proceeding for which they may be entitled to indemnification. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under the Delaware General Corporation Law (the "DGCL") and are in addition to any other rights these individuals may have under our organizational documents or applicable law.

  Tuscaloosa Marine Shale Transactions

        In August 2013, we acquired approximately 40,000 net undeveloped acres in what we believe to be the core of the Tuscaloosa Marine Shale (the "TMS") for cash and shares of our common stock plus an initial 3 gross (1.5 net) well drilling carry. In connection with the TMS transactions, we established an Area of Mutual Interest ("AMI") in the TMS with SR Acquisition I, LLC ("SR"), a subsidiary of our affiliate Sanchez Resources, LLC ("Sanchez Resources"). Sanchez Resources is indirectly owned, in part, by our President and Chief Executive Officer and the Executive Chairman of our Board, who each also serve on our Board. Additionally, Eduardo Sanchez, Patricio Sanchez and Ana Lee Sanchez Jacobs, each an immediate family member of our President and Chief Executive Officer and the Executive Chairman of our Board, collectively, either directly or indirectly, own a majority of the equity interests of Sanchez Resources. Sanchez Resources is managed by Eduardo Sanchez, who is the brother of our President and Chief Executive Officer and the son of our Executive Chairman of the Board.

        As part of the transaction, we acquired all of the working interests in the AMI owned at closing from three sellers (two third parties and one related party of the Company, SR) resulting in our owning an undivided 50% working interest across the AMI through the TMS. The AMI holds rights to approximately 115,000 gross acres and 80,000 net acres.

        Total consideration for the TMS transactions consisted of approximately $70 million in cash and the issuance of 342,760 common shares of the Company, valued at approximately $7.5 million. The cash consideration provided to SR was $14.4 million. The acquisitions were accounted for as the purchase of assets at cost on the acquisition date.

        We have also committed, as a part of the total consideration, to carry SR for its 50% working interest in an initial 3 gross (1.5 net) TMS wells to be drilled within the AMI. If we desire, at our sole discretion, to continue drilling within the AMI after fulfilling the minimum well commitment, we would be required to carry SR in an additional 3 gross (1.5 net) TMS wells. During 2014, we paid or incurred approximately $27.4 million on drilling costs on behalf of SR in the AMI. As of the date of this filing, we have met our initial well carry and exercised our right to continue drilling within the AMI and earn full rights to all acreage by carrying SR for an additional 3 gross (1.5 net) TMS wells.

ITEM TWO.    AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED 2011 LONG TERM INCENTIVE COMPENSATION PLAN

Summary of the Proposal

        Our Board has unanimously approved, subject to approval by our stockholders, the Plan Amendment. As described below, the Plan Amendment increases the number of shares available for awards under the Plan. Our Board believes that the continued effectiveness of the Plan as a tool to attract and retain talent is critical to our long-term goal of building stockholder value and recommends the approval of the Plan Amendment by our stockholders.

        Currently, the Plan provides that the number of shares that may be delivered pursuant to awards is limited to 15% of our issued and outstanding shares of common stock immediately following the completion of our IPO and that the maximum number of shares deliverable under the Plan should automatically increase to 15% of the issued and outstanding shares of common stock immediately after each issuance of common stock, unless our Board determines to increase the maximum number of shares of common stock deliverable by a lesser amount. This automatic increase provision of our Plan is effective only upon the issuance of additional shares by us and additional shares are not added to the Plan or otherwise available for Awards under the Plan upon the occurrence of other events such as the ending of the current fiscal year, the beginning of a new fiscal year or the passage of time. For the reasons explained below, our Board believes that the number of shares that may be delivered pursuant to awards under the Plan should be increased by 4,000,000 shares. As of the record date, the number of shares available for awards under the Plan was 2,078,957 shares. After giving effect to the Plan Amendment, the number of shares available for awards under the Plan would have been 6,078,957 shares as of such date. As of such date, 6,159,255 shares of restricted stock had been granted under the Plan.

Rationale for the Plan Amendment and Why Our Board Recommends that You Vote for Its Approval

  A Fixed Increase in the Number of Shares Authorized Under the Plan is in the Best Interests of Our Stockholders

        In light of the recent volatility in and the current price of our common stock relative to recent historical levels, we do not currently believe that the issuance of additional shares of our common stock in potentially dilutive capital markets transactions is attractive to us or in the best interests of our stockholders in the near term, although we expect to continue to consider issuing additional shares in connection with opportunistic acquisitions on a case-by-case basis. As a result (and except in the case of share issuances in connection with such opportunistic acquisitions), we do not believe that the automatic increase provisions of the Plan will be effective in providing us with the flexibility that we need to properly fashion competitive compensation packages for eligible participants under the Plan while allowing us to preserve cash and maintaining the desired level of financial flexibility.

        We also believe that the availability of alternative sources of capital to us, such as our recently completed transaction with Sanchez Production Partners LP, may reduce our need to access external capital markets and may limit future increases in the number of additional shares of common stock available for awards under the Plan pursuant to the automatic increase provisions of the Plan since such increases are contingent on the future issuance of shares of our common stock, which increases have historically been through capital raising transactions or in connection with acquisitions (which we intend to continue to review on case-by-case basis). Finally, we expect that, following the adoption of the Plan Amendment by our stockholders, we will not seek a further fixed increase in the number of shares available for awards under the Plan for another estimated three to five years.

  Equity Incentive Awards Are Critical to Long-Term Stockholder Value Creation

        As discussed in the "Compensation Discussion & Analysis" section of this proxy statement, long-term equity-based incentive awards are central to our compensation program and constitute a significant portion of our named executive officers' total compensation. Our Board and our Compensation Committee believe that our ability to grant equity incentive awards to new and existing executive officers, directors, our employees and those of our subsidiaries and Sanchez Group Members (as defined in the Plan) who provide services to us and eligible consultants has helped us to attract, retain and motivate professionals with superior ability, experience and leadership capability. Historically, we have issued restricted stock to these persons under the Plan as our Board and Compensation Committee believe it aligns their interests with that of our stockholders, encourages retention and promotes actions that result in long-term stockholder value creation. We believe we must continue to offer a competitive equity compensation plan in order to attract, retain and motivate the industry-leading talent imperative to our continued growth and success. In addition, as we selectively add to our management team, including through the hiring of a new Chief Financial Officer who will replace Mr. Long following his retirement from the Company, we intend to continue to use equity incentive grants to attract and retain the best candidates and want to insure that we have sufficient shares available for awards under the Plan to achieve this goal.

  Equity Incentive Awards Helps Us to Maintain Maximum Financial Flexibility

        Finally, our Board and Compensation Committee believe that compensation in the form of equity incentive awards under the Plan in lieu of cash awards allows the Company to preserve cash and maintain financial flexibility, which is particularly important in the current low commodity price environment, while still allowing us to provide a competitive compensation package.

        For the reasons described above, our Board believes that the number of shares of common stock currently available for issuance under the Plan is insufficient and, after careful deliberation, our Board has adopted the Plan Amendment, subject to stockholder approval, pursuant to which the number of shares that could be delivered pursuant to awards under the Plan would be increased by 4,000,000 shares. Following the adoption of the Plan Amendment, the maximum number of shares deliverable under the Plan would continue to automatically increase to 15% of the issued and outstanding shares of common stock immediately after each issuance of common stock, unless our Board determined at such time to increase the maximum number of shares of common stock deliverable by a lesser amount. However, our Board believes that potentially dilutive capital markets transactions are not in the best interest of the company or its stockholders and any potential acquisitions would need to be reviewed on case-by-case basis, thus potentially limiting the utility of the automatic increase provisions of the Plan.

  Consequences of Failing to Approve the Plan Amendment

        Failure of the Company's stockholders to approve this proposal will not affect the rights of existing award holders under the Plan or under any previously granted awards under the Plan. However, the Company would be required to reevaluate its compensation structure since adequate shares may not be available for equity award grants in the near future.

Summary of the Plan

        The principal terms and provisions of the Plan, as proposed to be amended, are summarized below. The summary, however, is not intended to be a complete description of all the terms of the Plan and is qualified in its entirety by reference to the complete text of the Plan, as proposed to be amended and restated, which is included in Appendix A to this Proxy Statement, in which we have shown the changes resulting from the proposed Plan Amendment, with deletions indicated by strikeouts and additions indicated by underlining. If the 4,000,000 additional shares are approved for the Plan, we will register those shares on a Form S-8.

  Administration

        The Plan authorizes the Board, or a committee as may be appointed by the Board, to grant options, stock appreciation rights, restricted stock, phantom stock, other stock-based awards or stock awards, or any combination thereof. The Plan is administered by the Board or the Compensation Committee as appointed by the Board. The Board will select the recipients of these awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the Plan, establish the terms, conditions and other provisions of the grants.

  Shares Available for Issuance

        As described above, the Plan currently provides that the number of shares that may be delivered pursuant to awards is limited to 15% of our issued and outstanding shares of common stock immediately following the completion of our IPO and that the maximum number of shares deliverable under the Plan automatically increases to 15% of the issued and outstanding shares of common stock immediately after each issuance of common stock, unless our Board determines to increase the maximum number of shares of common stock deliverable by a lesser amount. The Plan Amendment increases the number of shares that may be delivered pursuant to awards under the Plan by 4,000,000 shares. On April 15, 2015, the closing price of our common stock was $15.64.

        With respect to any "equity restructuring" event that could result in an additional compensation expense to the Company pursuant to the provisions of FASB ASC Topic 718, if adjustments to awards with respect to such event were discretionary, the Board will equitably adjust the number and kind of shares and the price per share subject to the outstanding awards to equitably reflect such restructuring event. With respect to any other similar event that would not result in a FASB ASC Topic 718 accounting charge if the adjustment to awards with respect to such event were subject to discretionary action, the Board has discretion to adjust awards. If an award granted under the Plan is forfeited, cancelled, exercised, paid, or otherwise terminates or expires without having been fully exercised or without the issuance of all the shares subject to the award, the shares covered by such award will again be available for use under the Plan.

  Eligibility

        Awards may be made to any director or consultant of the Company or any employee of the Company, a subsidiary of the Company or a Sanchez Group Member. As of the record date, there were approximately 185 employees of the Sanchez Group Members, five non-employee advisors and four non-employee directors eligible to participate in the Plan.

  Types of Awards

        Under the terms of the Plan, the Board can grant any of the following awards, or a combination thereof.

        Stock Options.    A stock option is a right to buy a specified number of shares of our common stock at a specified exercise price during a specified period of time. The Board will set option exercise prices and terms, except that, subject to certain exceptions, the exercise price of an option must be at least 100% of the fair market value of the common stock subject to that option on the date of grant. At the time of grant, the Board in its sole discretion will determine when stock options are exercisable and when they expire. The Plan does not provide for incentive stock options (options that are qualified under Section 422 of the Code); all stock option awards under the Plan will be nonqualified stock options.

        Stock Appreciation Rights.    A stock appreciation right is an award of the right at some specified time in the future to receive a payment equal to the appreciation in the value of a certain number of shares of common stock. The Board will set stock appreciation right strike prices and terms, except that, subject to certain exceptions, the strike price of a stock appreciation right must be at least 100% of the fair market value of the common stock subject to that stock appreciation right on the date of grant. At the time of grant, the Board in its sole discretion will determine when stock appreciation rights are exercisable and when they expire. In general, a stock appreciation right is settled in common stock, cash, or a combination thereof. Upon exercise of a stock appreciation right, the holder is entitled to receive an amount equal to the number of shares of common stock subject to the stock appreciation right that are being exercised multiplied by the excess, if any, of the fair market value of one share of common stock on the exercise date over the strike price, less any applicable withholdings.

        Restricted Stock.    Restricted stock is common stock that is subject to forfeiture if certain conditions are not met. At the time of grant and as will be set forth in the award agreement, the Board determines when and the conditions under which the restricted stock may become vested or forfeited, and the restricted stock will remain nontransferable and forfeitable until such time. The Board may provide for accelerated vesting upon the death or disability of the holder, the achievement of specified performance goals or other events.

        Phantom Stock.    Phantom stock is notional shares that upon vesting entitle the holder to receive common stock or an amount of cash equal to the fair market value of such common stock, as determined by the Board. Phantom stock is also subject to forfeiture if certain conditions are not met. At the time of grant and as will be set forth in the award agreement, the Board determines when and the conditions under which the phantom stock may become vested or forfeited, and the phantom stock will remain nontransferable and forfeitable until such time. The Board may provide for accelerated vesting upon the death or disability of the holder, the achievement of specified performance goals or other events.

        Other Stock-Based Awards.    Other stock-based awards are awards denominated or payable in, valued in or otherwise based on or related to shares of common stock, in whole or in part, that the Board may issue, either alone or in tandem with other awards, under such terms and conditions as the Board may determine. Upon vesting, other stock-based awards may be paid in cash, shares of common stock (including restricted stock) or any combination thereof as set forth in the applicable award agreement.

        Stock Awards.    A stock award is a grant of a share of common stock that is not subject to forfeiture.

  Amendment and Termination of the Plan

        The Board may amend, alter, suspend, discontinue or terminate the Plan, except that if any applicable statute, rule or regulation requires stockholder approval with respect to any amendment of the Plan, then to the extent so required, stockholder approval will be obtained. The Plan terminates on May 21, 2025 unless earlier terminated by the Board or unless all shares available under the Plan have been issued.

Federal Income Tax Consequences

        The following is a general summary of the material U.S. federal income tax consequences to the Company and to recipients of certain awards under the Plan. The summary is based on the Code and the U.S. Treasury regulations promulgated thereunder in effect as of the date of this Proxy Statement, all of which may change with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to recipients of awards under the

Plan. Recipients should consult with their personal tax advisors regarding individual circumstances and the tax consequences associated with receiving awards under the Plan.

        Nonqualified Stock Options.    In general, a recipient will not have any income at the time a nonqualified stock option is granted, nor will the Company be entitled to a deduction at that time. When a nonqualified stock option is exercised, the recipient generally will recognize ordinary income (whether the option price is paid in cash or by surrender of shares of common stock) in an amount equal to the excess of the fair market value of the shares to which the option exercise pertains over the option price.

        Stock Appreciation Rights.    In general, a recipient will not have any income at the time a stock appreciation right is granted, nor will the Company be entitled to a deduction at that time. When a stock appreciation right is exercised, the recipient generally will recognize ordinary income in an amount equal to any cash and/or the fair market value of any shares of common stock received.

        Restricted Stock.    A recipient generally will not recognize any income at the time an award of restricted stock is granted. Instead, the recipient will recognize ordinary income at the time of vesting or payout in an amount equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. However, pursuant to Section 83(b) of the Code, the recipient can file an election with the Internal Revenue Service to immediately recognize income upon the grant of the restricted stock award in an amount equal to the fair market value on the grant date minus any amount paid. Any subsequent gain or loss recognized upon disposition of shares vested pursuant to a restricted stock award by a recipient who made an effective 83(b) election will be either long or short term capital gain or loss depending on the holding period.

        Phantom Stock.    A recipient generally will not recognize any income at the time an award of phantom stock is granted. Instead, the recipient will recognize ordinary income at the time of payout or the subsequent lapse of any restrictions, depending on the nature of the restrictions, if any, imposed on the shares. The income will be in an amount equal to the fair market value (on the payout date or date the restrictions lapse, if applicable) of the shares or cash received. Tax consequences may vary depending on the terms of the phantom stock award.

        Other Stock-Based Awards and Stock Awards.    Assuming the other stock-based award or stock award is unrestricted, the recipient will be taxed on the other stock-based award or stock award in the year in which he or she received the award. The recipient will be taxed on the aggregate fair market value of the shares of common stock distributed.

        Income Tax Consequences to the Company.    The Company generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income, provided that the deduction is not disallowed by Section 162(m) of the Code or otherwise limited by the Code.

Equity Compensation Plan Information

        The following table gives aggregate information under all equity compensation plans of the Company as of April 15, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
	(A)	(B)	(C)
Equity compensation plans approved by security holders	N/A	N/A	2,078,957	(1)
Equity compensation plans not approved by security holders	—	N/A	N/A
Total	—	N/A	2,078,957

(1)
The maximum number of shares that may be delivered pursuant to the Plan is currently limited to 15% of our issued and outstanding shares of common stock. This maximum amount currently automatically increases to 15% of the issued and outstanding shares of common stock immediately after each issuance by us of our common stock, unless our Board determines to increase the maximum number of shares of common stock by a lesser amount.

New Plan Benefits

        The awards, if any, that will be granted to eligible participants under the Plan are subject to the discretion of the Board or the Compensation Committee and, therefore, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to our executive officers, directors, our employees and those of our subsidiaries and Sanchez Group Members and consultants under the Plan. Therefore, a New Plan Benefits Table is not provided.

Recommendation of our Board

        The Board unanimously recommends that stockholders vote FOR the proposed Plan Amendment to increase the number of shares available under the Plan by 4,000,000 shares.

ITEM THREE.    ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

        As required by Section 14A of the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), we are seeking stockholder approval on an advisory, non-binding basis of the compensation of our named executive officers as disclosed in the section of this Proxy Statement titled "Compensation Discussion and Analysis." In this proposal, stockholders are being asked to vote on the following advisory resolution:

        "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

        Stockholders are urged to read the "Compensation Discussion and Analysis" section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy, and to refer to the related executive compensation tables. The compensation of our named executive officers is based on a philosophy that ties a substantial portion of an executive's compensation to our attainment of financial and other performance measures that, our Board believes, promote the creation of long-term stockholder value and position our Company for long-term success. As described more fully in the "Compensation Discussion and Analysis," the mix of fixed- and performance-based compensation, as well as the terms of cash bonuses and long-term equity incentive awards are designed to enable our Company to attract and maintain top talent while, at the same time, creating a close relationship between our Company's performance and overall stockholder return and the named executive officers' compensation. Our Compensation Committee and Board believe that the philosophy of the program, and hence the compensation awarded to named executive officers under the current program, fulfills this objective.

        Although the vote is advisory and non-binding, our Board and Compensation Committee value the opinions that our stockholders express in their votes and will consider the voting results in connection with their ongoing evaluation of our compensation program.

        The affirmative "FOR" vote of a majority of the votes cast at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of approving the advisory, non-binding basis of the compensation of our named executive officers.

Recommendation of our Board

        The Board unanimously recommends that stockholders vote FOR the advisory resolution approving the compensation of our named executive officers.

 ITEM FOUR.    ADVISORY VOTE ON FREQUENCY OF FUTURE VOTES ON COMPENSATION OF
NAMED EXECUTIVE OFFICERS

        Section 14A of the Exchange Act, which was added under the Dodd-Frank Act, requires us to submit a non-binding, advisory resolution to stockholders at least once every six years to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. In this Item, we are seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing stockholders the option of selecting a frequency of every one, two or three years, or abstaining. In voting on this proposal, you should mark your proxy for one, two or three years based on your preference as to the frequency with which future advisory votes on executive compensation should be held. You may also abstain from voting on this proposal.

        Our Board recommends that future advisory votes on the compensation of our named executive officers occur every three years because our Board and Compensation Committee believe that this frequency will provide the most effective means for conducting and responding to the advisory vote based on a number of considerations, including the following:

  •
  A substantial portion of the compensation of the named executive officers is earned over a three-year period. A three-year frequency for the say-on-pay vote is consistent with the longer-term award cycle and focus of the executive compensation programs;

  •
  A vote every three years will provide us with the time to thoughtfully respond to our stockholders' sentiments, implement any necessary changes and be able to carefully evaluate the results of these changes;

  •
  Our Compensation Committee and Board carefully review the compensation awarded to our executive officers to determine the reasonableness and competitiveness of our executive officers' compensation. A thoughtful review is important to design compensation that motivates and retains our executive officers; and

  •
  Our Board will continue to engage with our stockholders on executive compensation during the period between stockholder votes. As discussed under "Corporate Governance—Communications with the Board," we provide our stockholders an opportunity to communicate with the Board, including on issues of executive compensation.

        Stockholders are not being asked to approve the recommendation of our Board, but rather to indicate their choice among these frequency options.

        Although the result of this vote is advisory and non-binding, our Compensation Committee and Board value the opinions that our stockholders express in their votes and will consider our stockholders' concerns and take them into account in determining how frequently future advisory votes on the compensation of our named executive officers will occur.

        The frequency option (one, two or three years) receiving the highest number of votes at the Annual Meeting will be deemed to be the most desirable frequency as selected by the stockholders. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of approving the advisory vote to hold future advisory votes on the compensation of our named executive officers every three years.

Recommendation of our Board

        The Board unanimously recommends that stockholders vote for the holding of future advisory votes on the compensation of our named executive officers EVERY THREE YEARS.

 ITEM FIVE.    RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee of the Board has selected BDO as the independent auditors of the Company for 2015. BDO has audited the Company's consolidated financial statements since our inception on August 22, 2011.

        The Board is submitting the selection of BDO for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of BDO, the Audit Committee will reconsider the selection of that firm as the Company's auditors.

        The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company's auditors. The stockholders' ratification of the appointment of BDO does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

        The table below sets forth the aggregate fees billed by BDO, the Company's independent registered public accounting firm, for the fiscal years presented:

Fiscal Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)
Fiscal year ended December 31, 2014	$1,099,494	$73,090	$38,540	—

Fiscal year ended December 31, 2013	$684,590	$75,114	$43,659	—

(1)
Audit fees represent fees for professional services provided by our principal accountant in connection with the audit of our consolidated financial statements, the quarterly reviews of financial statements included in our Form 10-Q filings, the reviews of other statutory or regulatory filings and assistance with and review of documents filed with the SEC.

(2)
Audit-related fees are fees for assurance and related services that are reasonably related to the performance by our principal accountant of the audit or review of our financial statements that are not audit fees. For the years ended December 31, 2014 and 2013, these fees were for financial statement audits of acquired businesses and consultation concerning the Plan, respectively.

(3)
Tax fees include fees for professional services performed by our principal accountant for tax compliance, including the preparation of tax returns, and tax advice and tax planning.

(4)
All other fees include the aggregate fees for products and services provided by our principal accountant that are not reported under "Audit Fees," "Audit-Related Fees" or "Tax Fees." There were no other fees incurred during the years ended December 31, 2014 and 2013.

        The charter of the Audit Committee requires that the Audit Committee review and pre-approve the plan and scope of BDO's audit, tax and other services. After December 19, 2011, the date of the Company's IPO, the Audit Committee pre-approved 100% of the services described above under the captions "Audit Fees," "Audit-Related Fees," "Tax Fees" and "All Other Fees."

        The Company expects that representatives of BDO will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

Recommendation of our Board

        The Board unanimously recommends that stockholders vote FOR the ratification of the selection of BDO as the auditors of the Company for 2015.

 STOCKHOLDER PROPOSALS

        Any stockholder of the Company who desires to submit a proposal for action at the 2016 annual meeting of stockholders and wishes to have such proposal (a "Rule 14a-8 Proposal") included in the Company's proxy materials must submit such Rule 14a-8 Proposal to the Company so that it is received by the Company at its principal executive offices no later than December 26, 2015 or, in the event the Company's 2016 annual meeting is advanced or delayed more than 30 days from the date of the Annual Meeting, within a reasonable time before the Company begins to print and mail the proxy materials for the 2016 annual meeting. All such Rule 14a-8 Proposals should be in compliance with our by-laws and the SEC rules and regulations. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company's proxy materials.

        Any stockholder of the Company who desires to submit a proposal for action at the 2016 annual meeting of stockholders, but does not wish to have such proposal (a "Non-Rule 14a-8 Proposal") included in the Company's proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received between the opening of business on January 22, 2016 and the close of business on February 21, 2016, unless the Company notifies the stockholders otherwise. All such Non-Rule 14a-8 Proposals should be in compliance with our by-laws and the SEC rules and regulations. If a Non-Rule 14a-8 Proposal is not received by the Company on or before the close of business on February 21, 2016, then the Company intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal.

        "Discretionary voting authority" is the ability to vote proxies that stockholders have executed and submitted to the Company on matters not specifically reflected in the Company's proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

        Written stockholder proposals should be addressed to Sanchez Energy Corporation, 1000 Main Street, Suite 3000, Houston, Texas 77002, Attention: Secretary. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

        The Nominating and Corporate Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2016 if that nomination is submitted in writing and received by the Secretary of the Company between the opening of business on January 22, 2016 and the close of business on February 21, 2016 to Sanchez Energy Corporation, 1000 Main Street, Suite 3000, Houston, Texas 77002, Attention: Secretary. All such written nominations should be in compliance with our by-laws and the SEC rules and regulations.

SOLICITATION OF PROXIES

        Solicitation of Proxies may be made via the internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company, who will not receive any additional compensation for these activities. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the reasonable forwarding expenses. Representatives of Continental will tabulate votes. The Company will bear all costs of the solicitation of proxies. In addition, the Company has engaged Okapi Partners LLC to assist with the solicitation of proxies in conjunction with the Annual Meeting for an estimated fee of $15,000 plus expenses.

STOCKHOLDER LIST

        In accordance with the DGCL, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for 10 days before the Annual Meeting.

PROXY MATERIALS, ANNUAL REPORT AND OTHER INFORMATION

        The 2014 10-K is being made available to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 21, 2015:

        A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, THE 2014 10-K AND THE 2014 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE FREE OF CHARGE AT www.sanchezenergycorp.com/proxy.

        A copy of the 2014 10-K will be sent to any stockholder without charge upon written request. One copy of this Proxy Statement and our Annual Report (together, the "Proxy Materials") will be sent to stockholders who share an address, unless they have notified the Company that they want to receive multiple copies. A copy of the Proxy Materials will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of the Proxy Materials was delivered. If two or more stockholders with a shared address are currently receiving only one copy of the Proxy Materials, then the stockholders may request to receive multiple packages in the future, or if a stockholder is currently receiving multiple packages of the Proxy Materials, then the stockholder may request to receive a single copy in the future. Such requests may be made by writing to Secretary, Sanchez Energy Corporation, 1000 Main Street, Suite 3000, Houston, Texas 77002 or by calling (713) 783-8000. The 2014 10-K is also available at the SEC's website in its EDGAR database at www.sec.gov.

 INTERNET AND TELEPHONE VOTING

        For shares of stock that are registered in your name, you may vote by internet or telephone using procedures provided by Continental. Votes submitted by internet or telephone must be received by 7:00 p.m., Eastern Time, on Wednesday, May 20, 2015. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

        The internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting by internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from internet access providers and telephone companies.

        For shares of stock that are registered in a street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company's transfer agent), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your Proxy or voting instruction card to determine whether you can vote by telephone or electronically.

******

        IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET, BY TELEPHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIALS, BY COMPLETING, SIGNING AND RETURNING THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors,

Michael G. Long
Secretary

Houston, Texas
April 24, 2015

APPENDIX A

SANCHEZ ENERGY CORPORATION

SECOND AMENDED AND RESTATED
2011 LONG TERM INCENTIVE PLAN

SECTION 1.  Purpose of the Plan.

        The Sanchez Energy Corporation 2011 Long Term Incentive Plan was originally adopted by Sanchez Energy Corporation, a Delaware corporation (the "Company"), on November 25, 2011 ~~and~~, was amended and restated on May 23, 2012 and is hereby further amended and restated (as so amended and restated, the "Plan"). The Plan is intended to promote the interests of the Company by providing to Employees, consultants and Directors incentive compensation awards based on Common Shares to encourage superior performance. The Plan is also contemplated to enhance the ability of the Company and its Affiliates and Subsidiaries to attract and retain the services of individuals who are essential for the growth and profitability of the Company and to encourage them to devote their best efforts to advancing the business of the Company.

SECTION 2.  Definitions.

        As used in the Plan, the following terms shall have the meanings set forth below:

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Award" means an Option, Stock Appreciation Right, share of Restricted Stock, share of Phantom Stock, Other Stock-Based Award, or a Stock Award granted under the Plan.

        "Award Agreement" means the written or electronic agreement by which an Award shall be evidenced.

        "Board" means the Board of Directors of the Company.

        "Change of Control" means, and shall be deemed to have occurred upon one or more of the following events:

            (i)  any "person" or "group" within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than a Sanchez Group Member, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Company;

           (ii)  the ~~shareholders~~stockholders of the Company approve and implement, in one or a series of transactions, a plan of complete liquidation of the Company; or

          (iii)  the sale or other disposition by the Company of all or substantially all of its assets in one or more transactions to any Person other than a Sanchez Group Member.

        Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Internal Revenue Code of 1986, as amended, "Change of Control" shall mean a "change of control event" as defined in the regulations and guidance issued under Section 409A.

        "Committee" means the Board, the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan.

        "Common Shares" means the Company's common stock, par value $0.01.

        ~~"Company IPO~~" ~~means an initial public offering of the Company's equity securities that is registered under the Securities Act of 1933, as amended.~~

        "Director" means a member of the ~~board of directors of the Company~~Board.

        "Disability" means, unless provided otherwise in the Award Agreement, an illness or injury that lasts at least six continuous months, is expected to be permanent and renders the Participant unable to carry out his or her duties to the Board, the Company or a Sanchez Group Member, as the case may be.

        "Employee" means an employee of the Company, a Subsidiary of the Company or a Sanchez Group Member.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" means the closing sales price of a Common Share on the principal national securities exchange or other market in which trading in Common Shares occurs on the applicable date (or, if there is no trading in the Common Shares on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). If Common Shares are not traded on a national securities exchange or other market at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

        "Option" means an option to purchase Common Shares granted under the Plan.

        "Other Stock-Based Award" means an Award granted pursuant to Section 6(d).

        "Participant" means an Employee, consultant or Director granted an Award under the Plan.

        "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

        "Phantom Stock" means notional shares granted under the Plan that upon vesting entitle the Participant to receive Common Shares or an amount of cash equal to the Fair Market Value of such Common Shares, as determined by the Committee in its discretion.

        "Restricted Period" means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is either not exercisable by or payable to the Participant, as the case may be.

        "Restricted Stock" means Common Shares granted under the Plan that are subject to a Restricted Period.

        "Rule 16b-3" means Rule 16b-3 promulgated by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

        "Sanchez Group Member" means Sanchez Oil & Gas Corporation, a Delaware corporation, Sanchez Energy Partners I, LP, a Delaware limited partnership, and their Affiliates (other than the Company).

        "SDR" means a dividend paid by the Company with respect to a share of Restricted Stock.

        "SEC" means the Securities and Exchange Commission, or any successor thereto.

        "Stock Appreciation Right" or "SAR" means a contingent right that entitles the holder to receive all or part of the excess of the Fair Market Value of a Common Share on the exercise date of the SAR over the exercise price of the SAR. Such excess shall be paid in Common Shares, cash or any combination thereof, in the discretion of the Committee.

        "Stock Award" means a grant of a Common Share that is not subject to a Restricted Period.

        "Subsidiary" means any entity (i) in which, at the relevant time, the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by all classes of equity interests issued by such entity, (ii) as to which, at the relevant time, the Company has the right, directly or indirectly, to appoint or designate, either independently or jointly with another Person, 50% or more of the members of the board of directors or (iii) as to which at the relevant time, the Company, directly or indirectly, (A) owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by classes of equity interests issued by the general partner or managing member of such entity or (B) has the right, directly or indirectly, to appoint or designate, either independently or jointly with another Person, 50% or more of the members of the board of directors of the general partner or managing member thereof.

SECTION 3.  Administration.

        The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation, all references in the Plan to the "Committee," other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer's right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a Person who is an officer subject to Rule 16b-3 or a member of the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or an Award Agreement in such manner and to such extent as the Committee deems necessary or appropriate. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate of the Company, any Participant, and any beneficiary of any Award.

SECTION 4.  Common Shares.

        (a)    Limits on Common Shares Deliverable.    Subject to adjustment as provided in Section 4(c), the maximum number of Common Shares that may be delivered with respect to Awards under the Plan ~~shall be (i) until and up to a Company IPO, 15% of the aggregate number of issued and outstanding Common Shares as of the date of the adoption of the Plan and (ii) from and after a Company IPO, that greater number of Common Shares (which will subsume and include all Common Shares described in Section 4(a)(i), as adjusted to give effect to any split in the Common Shares effected in connection with a Company IPO) as is equal to 15% of the aggregate number of shares of stock of the Company~~

~~that will be issued and outstanding immediately following the closing of a Company IPO, plus,~~ (inclusive of Common Shares subject to Awards outstanding as of April 15, 2015) shall be (i) 12,238,212 shares plus (ii) upon the issuance of additional Common Shares from time to time after April 15, 2015, an automatic increase equal to the lesser of (A) 15% of such ~~the aggregate number of shares of stock of the Company issued and outstanding immediately following such~~ issuance of additional Common Shares and (B) such lesser number of Common Shares as determined by the Committee; provided, however, that Common Shares withheld from an Award to either satisfy the Company's or any Affiliate of the Company's tax withholding obligations with respect to the Award or pay the exercise price of an Award shall not be considered to be Common Shares delivered under the Plan for this purpose. If any Award is forfeited, cancelled, exercised, paid, or otherwise terminates or expires without the actual delivery of Common Shares pursuant to such Award (the grant of Restricted Stock is not a delivery of Common Shares for this purpose), the Common Shares subject to such Award shall again be available for Awards under the Plan. There shall not be any limitation on the number of Awards that may be paid in cash.

        (b)    Sources of Common Shares Deliverable Under Awards.    Any Common Shares delivered pursuant to an Award shall consist, in whole or in part, of Common Shares newly issued by the Company, Common Shares acquired in the open market, from any Affiliate of the Company or from any other Person, or any combination of the foregoing, as determined by the Committee in its discretion.

        (c)    Anti-dilution Adjustments.    With respect to any "equity restructuring" event that could result in an additional compensation expense to the Company pursuant to the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718—Stock Compensation ("FASB ASC Topic 718"), if adjustments to Awards with respect to such event were discretionary, the Committee shall equitably adjust the number and type of Common Shares covered by each outstanding Award and the terms and conditions, including the exercise price and performance criteria (if any), of such Award to equitably reflect such restructuring event and shall adjust the number and type of Common Shares (or other securities or property) with respect to which Awards may be granted after such event. With respect to any other similar event that would not result in a FASB ASC Topic 718 accounting charge if the adjustment to Awards with respect to such event were subject to discretionary action, the Committee shall have complete discretion to adjust Awards in such manner as it deems appropriate with respect to such other event.

SECTION 5.  Eligibility.

        Any Employee, consultant or Director shall be eligible to be designated a Participant by the Committee and receive an Award under the Plan.

SECTION 6.  Awards.

        (a)    Options and SARs.    The Committee shall have the authority to determine the Employees, consultants and Directors to whom Options and/or SARs shall be granted, the number of Common Shares to be covered by each Option or SAR, the exercise price therefor, the Restricted Period and other conditions and limitations applicable to the exercise of the Option or SAR, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

            (i)  Exercise Price.    The exercise price per Common Share purchasable under an Option or subject to a SAR shall be determined by the Committee at the time the Option or SAR is granted but may not be less than the Fair Market Value of a Common Share as of the date of grant of the Option or SAR.

           (ii)  Time and Method of Exercise.    The Committee shall determine the exercise terms and the Restricted Period with respect to an Option or SAR grant, which may include, without limitation, (A) a provision for accelerated vesting upon the death or Disability of a Participant, the achievement of specified performance goals or such other events as the Committee may provide, and (B) the method or methods by which payment of the exercise price with respect to an Option may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Committee, withholding Common Shares from the Award, a "cashless-broker" exercise through procedures approved by the Committee, or any combination of the above methods, having a Fair Market Value on the exercise date equal to the relevant exercise price.

          (iii)  Forfeitures.    Except as otherwise provided in the terms of the Option or SAR Award Agreement, upon termination of a Participant's employment with or consulting services to the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding unvested Options and SARs awarded to the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant's Options or SARs.

        (b)    Restricted Stock and Phantom Stock.    The Committee shall have the authority to determine the Employees, consultants and Directors to whom Restricted Stock and Phantom Stock shall be granted, the number of shares of Restricted Stock or Phantom Stock to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Stock or Phantom Stock may become vested or forfeited and such other terms and conditions as the Committee may establish with respect to such Awards which may include, without limitation, a provision for accelerated vesting upon the death or Disability of a Participant, the achievement of specified performance goals or such other events as the Committee may provide.

            (i)  SDRs.    To the extent provided by the Committee, in its discretion, a grant of Restricted Stock may provide that the dividends paid by the Company with respect to the Restricted Stock shall be subject to the same forfeiture and other restrictions as the Restricted Stock and, if restricted, such dividends shall be held, without interest, until the Restricted Stock vests or is forfeited with the SDR being paid or forfeited at the same time, as the case may be. In addition, the Committee may provide that such dividends be used to acquire additional Restricted Stock for the Participant. Such additional Restricted Stock may be subject to such vesting and other terms as the Committee may proscribe. Absent such a restriction on the SDRs in the Award Agreement, upon a dividend with respect to Restricted Stock, such dividend shall be paid promptly to the holder of the Restricted Stock without vesting restrictions.

           (ii)  Forfeitures.    Except as otherwise provided in the terms of the Restricted Stock or Phantom Stock Award Agreement, upon termination of a Participant's employment with or consulting services to the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding, unvested Restricted Stock and Phantom Stock awarded to the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant's Restricted Stock and/or Phantom Stock.

          (iii)  Lapse of Restrictions.

            (A)  Phantom Stock.    Upon or as soon as reasonably practical following the vesting of each share of Phantom Stock, subject to satisfying the tax withholding obligations of Section 8(b), the Participant shall be entitled to receive from the Company one Common Share or cash equal to the Fair Market Value of a Common Share, as determined by the Committee in its discretion.

            (B)  Restricted Stock.    Upon or as soon as reasonably practical following the vesting of each share of Restricted Stock, subject to satisfying the tax withholding obligations of Section 8(b), the Participant shall be entitled to have the restrictions removed from his or her share certificate so that the Participant then holds an unrestricted Common Share.

        (c)    Stock Awards.    Stock Awards may be granted under the Plan to such Employees, consultants and/or Directors and in such amounts as the Committee, in its discretion, may select.

        (d)    Other Stock-Based Awards.    Other Stock-Based Awards may be granted under the Plan to such Employees, consultants and/or Directors and in such amounts as the Committee, in its discretion, may select. An Other Stock-Based Award shall be an award denominated or payable in, valued in or otherwise based on or related to Common Shares, in whole or in part. The Committee shall determine the terms and conditions of any such Other Stock-Based Award. Upon vesting, an Other Stock-Based Award may be paid in cash, Common Shares (including Restricted Stock) or any combination thereof as provided in the Award Agreement.

        (e)    General.

            (i)  Awards May Be Granted Separately or Together.    Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any of its Affiliates. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any of its Affiliates may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

           (ii)  Limits on Transfer of Awards.

            (A)  Except as provided in Section 6(e)(ii)(C), each Option and SAR shall be exercisable only by the Participant during the Participant's lifetime, or by the Person to whom the Participant's rights shall pass by will or the laws of descent and distribution.

            (B)  Except as provided in Section 6(e)(ii)(C), no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Affiliates.

            (C)  To the extent specifically provided by the Committee with respect to an Option or SAR, an Option or SAR may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

          (iii)  Term of Awards.    The term of each Award shall be for such period as may be determined by the Committee.

          (iv)  Stock Certificates.    All certificates for Common Shares or other securities of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Common Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions.

           (v)  Consideration for Grants.    Awards may be granted for such consideration, including services, as the Committee shall determine.

          (vi)  Delivery of Common Shares or other Securities and Payment by Participant of Consideration.    Notwithstanding anything in the Plan or any Award Agreement to the contrary, delivery of Common Shares pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Common Shares to deliver pursuant to such Award without violating applicable law or the applicable rules or regulations of any governmental agency or authority or securities exchange. No Common Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company.

SECTION 7.  Amendment and Termination.

        Except to the extent prohibited by applicable law:

        (a)    Amendments to the Plan.    Except as required by the rules of the principal securities exchange on which the Common Shares are traded and subject to Section 7(b), the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Common Shares available for Awards under the Plan, without the consent of any Participant, other holder or beneficiary of an Award, or any other Person.

        (b)    Amendments to Awards.    Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall materially reduce the rights or benefits of a Participant with respect to an Award without the consent of such Participant.

        (c)    Actions Upon the Occurrence of Certain Events.    Upon the occurrence of a Change of Control, any change in applicable law or regulation affecting the Plan or Awards thereunder, or any change in accounting principles affecting the financial statements of the Company, the Committee, in its sole discretion, without the consent of any Participant or holder of the Award, and on such terms and conditions as it deems appropriate, may take any one or more of the following actions in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or an outstanding Award:

            (i)  provide for either (A) the termination of any Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant's rights at such time (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant's rights, then such Award may be terminated by the Committee without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

           (ii)  provide that such Award be assumed by the successor or survivor entity, or a parent or subsidiary thereof, or be exchanged for similar options, rights or awards covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests and prices;

          (iii)  make adjustments in the number and type of Common Shares (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards or in the terms and conditions of (including the exercise price), and the vesting and performance criteria included in, outstanding Awards, or both;

          (iv)  provide that such Award shall be exercisable or payable, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

           (v)  provide that the Award cannot be exercised or become payable after such event, i.e., shall terminate upon such event.

        Notwithstanding the foregoing, with respect to an above event that is an "equity restructuring" event that would be subject to a compensation expense pursuant FASB ASC Topic 718, the provisions in Section 4(c) shall control to the extent they are in conflict with the discretionary provisions of this Section 7.

SECTION 8.  General Provisions.

        (a)    No Rights to Award.    No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

        (b)    Tax Withholding.    Unless other arrangements have been made that are acceptable to the Committee, the Company or any of its Affiliates is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Common Shares, Common Shares that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee to satisfy the withholding obligations for the payment of such taxes.

        (c)    No Right to Employment or Services.    The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any of its Affiliates, to continue consulting services or to remain on the Board, as applicable. Furthermore, the Company or any of its Affiliates may at any time dismiss a Participant from employment free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or other agreement.

        (d)    Governing Law.    The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.

        (e)    Severability.    If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

        (f)    Other Laws.    The Committee may refuse to issue or transfer any Common Shares or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Common Shares or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Common Shares are then traded, or entitle the Company or any of its Affiliates to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to such Participant, holder or beneficiary.

        (g)    No Trust or Fund Created.    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate of the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate of the

Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate of the Company.

        (h)    No Fractional Common Shares.    No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Common Shares or whether such fractional Common Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

        (i)    Headings.    Headings are given to the ~~Sections~~sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

        (j)    Facility Payment.    Any amounts payable hereunder to any Person under legal disability or who, in the judgment of the Committee, is unable to manage properly his or her financial affairs, may be paid to the legal representative of such Person, or may be applied for the benefit of such Person in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

        (k)    Gender and Number.    Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

SECTION 9.  Term of the Plan.

        The Plan shall be effective on the date ~~it is~~hereof, which is the date on which it was approved by the ~~shareholders~~stockholders of the Company, ~~if such approval is required by the rules of the principal securities exchange on which the Common Shares are traded or, if such approval is not required, then on the date the Plan is adopted by the Company~~ and shall continue until the earliest of (i) the date it is terminated by the Board, (ii) all Common Shares available under the Plan have been paid to Participants, or (iii) the 10th anniversary of the date the Plan is approved as provided above. However, any Award granted prior to such termination, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

Effective Date: May 21, 2015

206563600 v7 Sanchez Energy Corporation As a stockholder of Sanchez Energy Corporation (the “Company” or “our”), you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on Wednesday, May 20, 2015. Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. OR Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. OR Vote Your Proxy by Mail: Mark, sign and date your proxy card and return it in the postagepaid envelope provided. .FOLD AND DETACH HERE AND READ THE REVERSE SIDE. FOR the nominee listed below WITHHOLD AUTHORITY to vote PROXY Please mark your votes like this . 1. Election of A. R. Sanchez, Jr. as director . . 2. Proposal to amend the Company’s Amended and Restated 2011 Long Term Incentive Plan (the “Plan”) to increase the number of shares available for incentive awards under the Plan by 4,000,000 shares of common stock . FOR . AGAINST . ABSTAIN Election of Antonio R. Sanchez, III as director . . 3. Advisory vote to approve our executive compensation . FOR . AGAINST . ABSTAIN 4. Advisory vote on the frequency of future advisory votes on our executive compensation . 1 year . 2 years . 3 years . ABSTAIN 5. Proposal to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year . FOR . AGAINST . ABSTAIN VOTE BY INTERNET OR TELEPHONE QUICK EASY IMMEDIATE PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE . . .

206563600 v7 COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature ________________________________ Signature _______________________________ Date ____________, 2015 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give title as such. Label Area 4” x 1 ½”

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Thursday, May 21, 2015. The Proxy Statement and our 2014 Annual Report to Stockholders are available at: www.sanchezenergycorp.com/proxy .FOLD AND DETACH HERE AND READ THE REVERSE SIDE. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SANCHEZ ENERGY CORPORATION The undersigned hereby appoint(s) Antonio R. Sanchez, III, Michael G. Long and Kirsten Hink, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Sanchez Energy Corporation held of record by the undersigned at the close of business on April 15, 2015 at the Annual Meeting of Stockholders of Sanchez Energy Corporation to be held on Thursday, May 21, 2015 or at any adjournment thereof. This Proxy will be voted as specified. If no specification is made, this Proxy will be voted IN FAVOR OF PROPOSALS 1, 2, 3 and 5 and for THREE YEARS for PROPOSAL 4. (Continued, and to be marked, dated and signed, on the other side)